UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

THE GAP, INC.

(Name of Registrant as Specified in Its Certificate)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee Required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

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	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Notice of Annual Meeting of Gap Inc. Shareholders

Proxy Statement

May 19, 2009 San Francisco, California

THE GAP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, May 19, 2009

10:00 a.m., San Francisco Time

PLACE	Gap Inc. Headquarters

Two Folsom Street

San Francisco, California 94105

ITEMS OF BUSINESS	•	Elect to the Board of Directors the ten nominees named in the attached Proxy Statement;

•	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending on January 30, 2010; and

•	Transact such other business as may properly come before the meeting.

RECORD DATE	You must be a shareholder of record at the close of business on March 23, 2009 to vote at the Annual Meeting.

INTERNET AVAILABILITY	This year, in accordance with new U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing our proxy materials to most of our shareholders. Rather than sending those shareholders a paper copy of our proxy materials, we are sending them a notice with instructions for accessing the materials and voting via the Internet. We believe this method of distribution will make the proxy distribution process more efficient, less costly and will limit our impact on the environment. This Proxy Statement and our 2008 Annual Report to Shareholders are available at: www.gapinc.com/annualmeeting

PROXY VOTING	Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card.

ADMISSION TO THE ANNUAL MEETING	You are entitled to attend the Annual Meeting only if you were a Gap Inc. shareholder as of the close of business on March 23, 2009 or you hold a valid proxy for the Annual Meeting. Photo identification is required for admittance. In addition, if you are not a shareholder of record but hold shares through a broker, bank, trustee or nominee (i.e., in street name), you will be required to provide proof of beneficial ownership as of the Record Date. Proof of beneficial ownership can take the form of your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, a copy of the Notice of Internet Availability of Proxy Materials if one was mailed to you, or similar evidence of ownership.

By Order of the Board of Directors,

Michelle Banks

Corporate Secretary

April 7, 2009

THE GAP, INC.

TWO FOLSOM STREET

SAN FRANCISCO, CALIFORNIA 94105

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Gap, Inc. for use at our Annual Meeting of Shareholders to be held on May 19, 2009, at 10:00 a.m., San Francisco Time, at Gap Inc. Headquarters, Two Folsom Street, San Francisco, California, 94105 and at any adjournment thereof.

This Proxy Statement will be first sent to shareholders on or about April 7, 2009. References in this Proxy Statement to “Gap Inc.,” “the Company,” “we,” “us,” and “our” refer to The Gap, Inc.

The Proxy

The persons named as proxyholders were selected by our Board of Directors and are officers of the Company.

The proxyholders will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by our Board of Directors as follows:

FOR the election of the directors nominated by the Board of Directors; and

FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2010.

We will pay all expenses in connection with the solicitation of the proxies relating to this Proxy Statement, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition to solicitation by mail, certain of our officers, directors and employees (who will receive no extra compensation for their services) may solicit proxies by telephone, by fax or in person.

You may revoke your proxy at any time before its exercise by writing to our Corporate Secretary at our principal executive offices as follows:

Corporate Secretary

Gap Inc.

Two Folsom Street

San Francisco, California 94105

You may also revoke your proxy by timely delivery of a properly executed, later-dated proxy (including a telephone or Internet vote) or by voting in person at the Annual Meeting.

Notice of Internet Availability

This year we are using the Internet as our primary means of furnishing our proxy materials to most of our shareholders. Rather than sending those shareholders a paper copy of our proxy materials, we are sending them a “Notice of Internet Availability.” That notice contains instructions for accessing the materials and voting via the Internet. The notice also contains information on how to request a paper copy of the proxy materials by mail. We believe this method of distribution will make the proxy distribution process more efficient, less costly and will limit our impact on the environment. This Proxy Statement and our 2008 Annual Report to Shareholders are available at:

www.gapinc.com/annualmeeting

Shareholders with the Same Last Name and Address

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our Notice of Internet Availability or the annual report and proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and saves natural resources.

If you received a household mailing this year and you would like to have additional copies mailed to you, please submit your request in writing to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105, or by calling us at (415) 427-2481. Similarly, you may also contact us if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

If you are a shareholder of record (your shares are in your name and not held in a brokerage account) and you would like to opt out of householding for future mailings, please submit your request in writing to Wells Fargo Bank, N.A., Shareowner Services, Attn: Householding /The Gap, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854, or call us at (415) 427-2481.

If you hold your shares in “street name,” (your shares are held in a brokerage account), you may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Vote Confidentiality

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects the voting privacy of our shareholders. Your vote will not be disclosed to anyone, except

•	As required to tabulate and certify the vote;

•	As required by law; and/or

•	If you provide written comments on your proxy card (the proxy card and comments would then be forwarded to us for review).

Voting Securities and Voting Rights

Our only outstanding voting securities are our shares of common stock, of which 695,718,239 shares were outstanding at the close of business on March 23, 2009. Only shareholders of record at the close of business on that date are entitled to vote at the meeting. Each shareholder is entitled to one vote per share on each matter submitted to the meeting.

The independent election inspector(s) appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Election of directors by shareholders will be determined by a plurality of the votes of the shares present, in person, or by proxy at the Annual Meeting and entitled to vote on the election of directors. Under our Corporate Governance Guidelines, at any meeting of shareholders where nominees are subject to an uncontested election (the number of nominees is equal to the number of seats), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election, shall submit to the Corporate Secretary of the Company a letter offering his or her resignation, subject to the Board of Directors’ acceptance. The Governance, Nominating and Social Responsibility Committee will consider the offer of resignation and will recommend to the Board the action to be taken. The Board of Directors will act promptly with respect to each such letter of resignation and will promptly notify the director concerned of its decision. The Board of Directors’ decision will be disclosed publicly.

The other matters submitted for shareholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the subject matter.

Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The election of directors and the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year should be treated as routine matters. To the extent your brokerage firm votes your shares on your behalf on either of these two proposals, your shares also will be counted as present for the purpose of determining a quorum.

Other Business

If any matter not mentioned in this Proxy Statement is properly brought before the meeting, including without limitation (i) matters about which the proponent failed to notify us on or before March 4, 2009, (ii) shareholder proposals omitted from this Proxy Statement and the form of proxy pursuant to the proxy rules of the Securities and Exchange Commission, and (iii) matters incidental to the conduct of the meeting, the proxyholders will vote upon such matters in accordance with their best judgment pursuant to the discretionary authority granted by the proxy. As of the date of the printing of this Proxy Statement, our management is not aware, nor has it been notified, of any other matters that may be presented for consideration at the meeting.

Proposals of Shareholders

If a shareholder would like us to consider including a proposal in our Proxy Statement and form of proxy for our Annual Meeting in 2010, the Company’s Corporate Secretary must receive it no later than December 8, 2009. Proposals must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105.

Our Amended and Restated Bylaws provide that in order for a shareholder to bring business before our Annual Meeting in 2010 (other than a proposal submitted for inclusion in the Company’s proxy materials), the shareholder must give written notice to our Corporate Secretary by no later than the close of business (San Francisco Time) on February 18, 2010, and no earlier than January 19, 2010 (i.e., not less than 90 days nor more than 120 days prior to the first anniversary of the date of our 2009 Annual Meeting). The notice must contain information required by our Bylaws, including a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the Annual Meeting, the name and address of the shareholder proposing the business, the number of shares of the Company’s stock beneficially owned by the shareholder, any material interest of the shareholder in the business proposed, any interests held by the shareholder in derivative securities of the Company or arrangements with persons holding derivative securities of the Company, and other information required to be provided by the shareholder pursuant to the proxy rules of the Securities and Exchange Commission. If a shareholder fails to submit the notice by February 18, 2010, then the proposed business would not be considered at our Annual Meeting in 2010 due to the shareholder’s failure to comply with our Bylaws. Additionally, in accordance with Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, management proxyholders intend to use their discretionary voting authority with respect to any shareholder proposal raised at our Annual Meeting in 2010 as to which the proponent fails to notify us on or before February 18, 2010. Notifications must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained by writing to our Corporate Secretary at that address or at www.gapinc.com (follow the Investors, Governance links).

PROPOSALS REQUIRING YOUR APPROVAL

PROPOSAL NO. 1 — Election of Directors

NOMINEES FOR ELECTION AS DIRECTORS

Directors will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are elected. The Governance, Nominating and Social Responsibility Committee of the Board of Directors has nominated the persons whose names are set forth below, all of whom are current directors. In the absence of instructions to the contrary, shares represented by the proxy will be voted for the election of all these nominees to the Board of Directors.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the Board of Directors may reduce the number of directors fixed by our Bylaws, or the proxies may be voted for the election of such other person to the office of director as the Board of Directors may recommend in place of the nominee. Set forth below is certain information concerning the nominees, including age and principal occupation during at least the last five years, based on data furnished by each nominee.

 = Committee Chair      = Committee Member

Nominee	Audit and Finance Committee	Compensation and Management Development Committee	Governance, Nominating and Social Responsibility Committee

Adrian D. P. Bellamy, age 67.

Director since 1995.

Chairman of the Body Shop International plc, a personal care retailer, 2006-March 2008. Executive Chairman of The Body Shop International plc, 2002-2006. Chairman of Reckitt Benckiser plc. and Director of Williams-Sonoma, Inc.

Domenico De Sole, age 65.

Director since 2004.

Chairman of Tom Ford International, a luxury retailer, since 2005. President and Chief Executive Officer of Gucci Group NV, a luxury multi-brand company, 1995-2004. Director of Newell Rubbermaid Inc.

Donald G. Fisher, age 80.

Director since 1969.

Founder. Chairman Emeritus since 2004. Chairman of the Company, 1969-2004. Chief Executive Officer of the Company, 1969-1995. Director of The Charles Schwab Corporation.

(Donald G. Fisher is the father of Robert J. Fisher.)

= Committee Chair      = Committee Member

Nominee	Audit and Finance Committee	Compensation and Management Development Committee	Governance, Nominating and Social Responsibility Committee

Robert J. Fisher, age 54.

Director since 1990.

Interim President and Chief Executive Officer of the Company,
January 2007-August 2007. Chairman of the Company, 2004-
August 2007. Executive of the Company, 1992-1999. Various
positions with the Company, 1980-1999.

(Robert J. Fisher is the son of Donald G. Fisher.)

Bob L. Martin, age 60.

Director since 2002.

Lead Independent Director since 2003. Chief Executive Officer
(part-time) of Mcon Management Services, Ltd., a consulting
company, since 2002. Independent Consultant, 1999-2002.
President and Chief Executive Officer of Wal-Mart
International, a division of Wal-Mart Stores, Inc., 1984-1999.
Director of Conn’s Inc. and Furniture Brands International, Inc.

Jorge P. Montoya, age 62.

Director since 2004.

President, Global Snacks & Beverages, and President, Latin
America, of The Procter & Gamble Company, a consumer
products company, 1999-2004. Director of The Kroger Co.

Glenn K. Murphy, age 47.

Director since 2007.

Chairman and Chief Executive Officer of the Company since
August 2007. Chairman and Chief Executive Officer of
Shoppers Drug Mart, a drugstore chain, 2001-2007.

James M. Schneider, age 56.

Director since 2003.

Executive Chairman of Frontier Bancshares Inc., a bank
holding company, since February 2007. Senior Vice President
and Chief Financial Officer of Dell Inc., an information
technology company, 2000-2007. Director of General
Communication, Inc. and Lockheed Martin Corporation.

 = Committee Chair      = Committee Member

Nominee	Audit and Finance Committee	Compensation and Management Development Committee	Governance, Nominating and Social Responsibility Committee

Mayo A. Shattuck III, age 54.

Director since 2002.

Chairman of Constellation Energy Group, an energy company,
since 2002. President and Chief Executive Officer of
Constellation Energy Group since 2001. Director of Capital
One Financial Corporation.

Kneeland C. Youngblood, age 53.

Director since 2006.

Founding partner of Pharos Capital Group, LLC., a private
equity firm, since 1998. Director of Burger King Holdings, Inc.
and Starwood Hotels & Resorts Worldwide, Inc.

Howard P. Behar, who is not standing for reelection, currently serves as the Chair of the Compensation and Management Development Committee.

Information concerning our executive officers who are not also directors is set forth in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that outline, among other matters, the role and functions of the Board, the responsibilities of the various Board committees, and the procedures for reporting concerns to the Board. Our Corporate Governance Guidelines are available at www.gapinc.com (follow the Investors, Governance, Guidelines links) or to our shareholders by writing to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, CA 94105.

Code of Business Conduct

Our Code of Business Conduct is designed to promote a responsible and ethical work environment for all Gap Inc. employees and directors. The Code contains guidelines on conflicts of interest, legal compliance, Company information and assets, and political contributions and activities. Our Code of Business Conduct is available at www.gapinc.com (follow the Investors, Corporate Compliance, Code of Business Conduct links) or to our shareholders by writing to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, CA 94105.

Director Independence

The Board of Directors has analyzed the independence of each director and nominee and has determined that the following directors are independent under the New York Stock Exchange (“NYSE”) rules and have no direct or indirect material relationships with the Company:

Howard P. Behar	Penelope L. Hughes	James M. Schneider
Adrian D. P. Bellamy	Bob L. Martin	Mayo A. Shattuck III
Domenico De Sole	Jorge P. Montoya	Kneeland C. Youngblood

In particular, the Board has determined that none of these directors have relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual. Mr. Behar and Ms. Hughes are not standing for reelection.

Board Meetings

The Board met eight times during fiscal 2008. The Board of Directors has three standing committees: the Governance, Nominating and Social Responsibility Committee; the Audit and Finance Committee; and the Compensation and Management Development Committee, each described below. Each director nominee attended at least 75% of the meetings of the Board and committees on which he or she served. In addition, individual Board members often work together and with management outside formal meetings.

The independent directors are scheduled to meet without the presence of management during each regularly scheduled Board meeting. Our Lead Independent Director, Mr. Martin, is responsible for organizing, managing and presiding over the independent director sessions of the Board, and reporting on outcomes of the sessions to the Chairman and Chief Executive Officer (“CEO”) as appropriate. In addition, Mr. Martin presides over non-management director sessions.

Governance, Nominating and Social Responsibility Committee

The Board’s Governance, Nominating and Social Responsibility Committee is composed solely of independent directors, as defined under New York Stock Exchange rules. The Committee met four times in fiscal 2008.

The members of the Governance, Nominating and Social Responsibility Committee are: Howard P. Behar (who is not standing for reelection), Adrian D. P. Bellamy, Penelope L. Hughes (who is not standing for reelection), Bob L. Martin (chair), Jorge P. Montoya, Mayo A. Shattuck III, and Kneeland C. Youngblood. This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s corporate governance matters, including the development of corporate governance guidelines, periodic evaluation of the Board, its committees and individual directors, identification and selection of director nominees, Board succession planning, oversight of the Company’s policies and practices relating to social and environmental issues, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board Committees links) or to any shareholder on request by writing to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105.

Nomination of Directors

The Governance, Nominating and Social Responsibility Committee has the responsibility to identify, evaluate, and recommend qualified candidates to the Board. The Chairman and CEO, as well as at least two independent directors, must interview any qualified candidates prior to nomination. Other directors and members of management interview each candidate as requested by the Chairman and CEO or chair of the Committee.

The Committee has, in the past, engaged third-party independent consultants to identify potential director nominees based on identified criteria and a needs assessment. These consultants have also assisted the Committee in identifying a diverse pool of qualified candidates and in evaluating and pursuing individual candidates at the direction of the Committee.

All director nominees must possess certain core competencies, some of which may include experience in retail, consumer products, international business/markets, real estate, store operations, finance and accounting, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, or experience as a CEO. In addition to having one or more of these core competencies, director nominees are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation, and ability to understand our business. All director nominees are pre-screened to ensure that each candidate has qualifications that complement the overall core competencies of the Board. The screening process also includes conducting a background evaluation and an independence determination.

The Committee will also consider director nominees recommended by shareholders. Our Amended and Restated Bylaws provide that in order for a shareholder to propose director nominations at the meeting of shareholders in 2010, the shareholder must give written notice to our Corporate Secretary by no later than the close of business (San Francisco Time) on February 18, 2010, and no earlier than January 19, 2010 (i.e., not less than 90 days nor more than 120 days prior to the first anniversary of the date of our 2009 Annual Meeting). The notice must contain information required by our Bylaws about the identity and background of each nominee and the shareholder making the nomination, including interests in derivative securities or arrangements with persons holding derivative securities, relationships or arrangements between the nominee and the shareholder making the nomination, and information that would enable the Board to determine a nominee’s eligibility to serve as an independent director. The notice also must contain other information that must be disclosed in proxy solicitations for election of directors under the proxy rules of the Securities and Exchange Commission, the nominee’s consent to the nomination and to serve if elected, and certain other information required by our Bylaws. If a shareholder fails to submit the notice by February 18, 2010, then the nominee(s) of the shareholder will not be considered at our Annual Meeting in 2010 in accordance with our Bylaws. Notifications must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained at

www.gapinc.com (follow the Investors, Governance links) or to any shareholder on request by writing to our Corporate Secretary at the above address.

Evaluation of Directors

The Governance, Nominating and Social Responsibility Committee is also responsible for overseeing a formal evaluation process to assess the composition and performance of the Board, each committee, and each individual director on an annual basis. The assessment is conducted to identify opportunities for improvement and skill set needs, as well as to ensure that the Board, committees, and individual members have the appropriate blend of experiences and backgrounds, and are effective and productive. As part of the process, each member completes a detailed and thorough questionnaire that includes Board, committee and individual assessments. While results are aggregated and summarized for discussion purposes, individual responses are not attributed to any member and are kept confidential to ensure honest and candid feedback is received. The Committee reports the results annually to the Board, at which time the Board discusses opportunities and agrees upon plans for improvement as appropriate. A director will not be nominated for reelection unless it is affirmatively determined that he or she is substantially contributing to the overall effectiveness of the Board.

Audit and Finance Committee

The Board’s Audit and Finance Committee is composed solely of independent directors, as defined under Securities and Exchange Commission and New York Stock Exchange rules. The Committee met nine times in fiscal 2008.

The members of the Audit and Finance Committee are Domenico De Sole, Penelope L. Hughes (who is not standing for reelection), James M. Schneider, Mayo A. Shattuck III (chair), and Kneeland C. Youngblood. This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the registered public accounting firm’s qualifications, independence and performance, the performance of the internal audit function, the effectiveness of the corporate compliance program, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board Committees links) or by writing to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105.

Audit Committee Financial Experts

Our Board of Directors has determined that the Audit and Finance Committee has two members who are “audit committee financial experts” as determined under Regulation S-K Item 407(d)(5) of the Securities Exchange Act of 1934: Messrs. Shattuck and Schneider, both of whom are “independent” directors as determined under applicable New York Stock Exchange listing standards.

Compensation and Management Development Committee

The Board’s Compensation and Management Development Committee is composed solely of independent directors, as defined under Securities and Exchange Commission and New York Stock Exchange rules. The Committee met nine times in fiscal 2008.

The members of the Compensation and Management Development Committee are Howard P. Behar (chair) (who is not standing for reelection), Adrian D. P. Bellamy, Bob L. Martin, and Jorge P. Montoya. This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to executive officer and director compensation, succession planning for senior management, development and retention of senior management, and such other duties as directed by the Board of

Directors. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board Committees links) or by writing to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105.

The Committee approves all of the Company’s executive compensation policies and programs and all compensation awarded to executive officers. Our CEO evaluates each executive officer and discusses with the Committee his assessment and recommendations for compensation. The CEO is not present during the Committee’s deliberations about his own compensation. The Committee also oversees senior management development, retention and succession plans. The Committee has delegated authority, within defined parameters, to the CEO or Committee Chair to approve grants of stock units to employees below the Vice President level (see the “Grant Practices” section on page 30 for more details).

The Committee has engaged Frederic W. Cook & Co. as its independent executive compensation consultant. The consultant is consulted by the Committee from time to time on the compensation program structure and specific individual compensation arrangements (see the “Role of the CEO and Compensation Consultant” section on page 23 for more details).

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, Messrs. Behar (who is not standing for reelection), Bellamy, Martin, and Montoya served on the Compensation and Management Development Committee of the Board of Directors. During fiscal 2008, none of our executive officers served on the board of directors of any company where one of that company’s executive officers served as one of our board members.

Attendance of Directors at Annual Meetings of Shareholders

Our policy regarding attendance by directors at our Annual Meeting of Shareholders states that our Chairman, Lead Independent Director and committee chairs should attend and be available to answer questions at our Annual Meeting, if reasonably practicable. Our policy also encourages all other directors to attend. All of our director nominees, with the exception of Donald G. Fisher, attended our 2008 Annual Meeting.

Communication with Directors

Interested parties can send direct communications to our Board of Directors (through our Chairman, Lead Independent Director, and Corporate Secretary) by email to: board@gap.com.

Stock Ownership Guidelines for Directors

We have adopted minimum stock ownership guidelines for our Directors. Each non-management director should, within three years of joining the Board of Directors, hold stock of the Company worth at least three times the annual base retainer then in effect. Management directors are required to own stock of the Company in accordance with our stock ownership requirements for executives, described on page 31. Our insider trading policy prohibits speculation in Gap Inc. stock, including prohibiting short sales, and prohibits directors from entering into transactions intended to hedge their ownership interest in the Company’s stock.

Additional Corporate Governance Information

If you would like further information regarding our corporate governance practices, please visit the governance and compliance sections of www.gapinc.com (follow the Investors link). Those sections include:

•	Our Corporate Governance Guidelines (available in print on request to our Corporate Secretary);

•	Our Code of Business Conduct (available in print on request to our Corporate Secretary);

•	Our Committee Charters;

•	Our Certificate of Incorporation;

•	Our Bylaws;

•	A method for interested parties to send direct communications to our Board of Directors (through our Chairman, Lead Independent Director and Corporate Secretary) by email to board@gap.com; and

•

Methods for employees and others to report suspected violations of our Code of Business Conduct or accounting, internal accounting controls or auditing concerns to our Corporate Compliance department by confidential email to corporate_compliance@gap.com or through our Code Hotline (866) GAP-CODE (in the United States). Code Hotline calls are answered by a live operator from an outside company, and are free, confidential and may be made anonymously. Accounting, auditing, and other significant concerns are referred by the Corporate Compliance department to the Audit and Finance Committee.

COMPENSATION OF DIRECTORS

Retainer and Meeting Fees

The table below shows the annual retainer, attendance fees and committee chair retainer we paid to our non-employee directors in fiscal 2008:

Fiscal Year 2008 Director Compensation
Annual Retainer	$70,000
Additional Annual Retainer for Committee Chairs
Audit and Finance Committee	20,000
Compensation and Management Development Committee	20,000
Governance, Nominating and Social Responsibility Committee	10,000
Additional Annual Retainer for Lead Independent Director	20,000
Fee per Board Meeting (1)	—
Fee per regularly scheduled Committee Meeting	1,500

Footnotes

(1)    Non-employee directors who reside primarily outside of North America receive a fee of $2,000 for attendance at each Board and/or committee meeting requiring travel to the United States, in addition to the Committee meeting fee.

Employee directors are not eligible for the annual retainer or attendance fees, and are not eligible to serve on committees or as committee chairs.

For 2009, the Board voluntarily decided to reduce their annual retainer by 15%, to $59,500.

Equity Compensation

Non-employee directors receive the following under our 2006 Long-Term Incentive Plan:

•	Each new non-employee director automatically receives stock units with an initial value of $100,000 based on the then-current fair market value of the Company’s common stock;

•

Each continuing non-employee director automatically receives, on an annual basis, stock units with an initial value of $100,000 at the then-current fair market value of the Company’s common stock; provided that the value of the first annual stock unit grant for newly-appointed non-employee directors (i.e., non-employee directors who were appointed after the Company’s last annual shareholders meeting) is prorated based on the number of days that the director has served between his or her appointment and the date of the first annual stock unit grant; and

•	For 2009, the Board voluntarily decided to reduce the initial value of the annual stock unit grants, as well as the initial value of any stock unit grants for new directors, by 15%, to $85,000.

The annual stock units granted to continuing non-employee directors following the Company’s annual shareholders meeting, as well as the initial grant made to any non-employee director who is first elected to the Board at the Company’s annual shareholders meeting, are granted on June 30 of each year; provided, however, that if the Company’s annual shareholders meeting takes place after June 30, then the related stock unit grants will be granted on the first business day following that meeting. All initial stock units to new non-employee directors who are appointed other than at the annual shareholders meeting are granted on the date of appointment. The number of stock units are rounded down to the nearest whole share. These stock units are fully-vested but are subject to a three-year deferral period. During the deferral period, the stock units earn dividend equivalents which are reinvested in additional units annually. Following the deferral period, shares in an amount equal in value to the stock units, including units acquired through dividend equivalent reinvestment, will be issued to each non-employee director unless a further deferral election has been made; provided, however, that shares and accumulated dividend equivalents will be issued immediately upon the resignation or retirement of a non-employee director.

Expense Reimbursement and Other Benefits

We also pay for or reimburse directors for travel expenses related to attending Board, committee, and approved Company business meetings, and approved educational seminars. Additionally, we provide non-employee directors access to office space and administrative support for Company business from time to time.

We occasionally invite spouses to accompany directors to Board-related events, for which we pay or reimburse travel expenses. These travel expenses are reported as compensation to the director and are grossed up to cover taxes. In addition, directors and their spouses are eligible to receive discounts on our merchandise in accordance with the Gap Inc. corporate employee merchandise discount policy.

In January 2006, we established The Gap, Inc. Supplemental Deferred Compensation Plan (“SDCP”) whereby highly compensated employees, including executive officers, and non-employee directors may elect to defer receipt of certain eligible income. The SDCP allows eligible employees to defer a percentage of their salary and bonus on a pre-tax basis, and allows non-employee directors to defer their retainers and meeting fees. The deferred amounts are indexed to the participant’s choice of approved investment funds. Non-employee director deferrals are not matched and above-market or preferential interest rate options are not available on deferred compensation.

The Non-Employee Director Retirement Plan is an unfunded deferred compensation plan that provides for annual benefits if a non-employee director has served on the Board for five consecutive years and is still a director at age 72. In fiscal 1996, the Board of Directors terminated this plan for future directors. Mr. Bellamy is the only current director who may be eligible for plan benefits, assuming he meets the requirements of the plan, including remaining on the Board until age 72. In that event, he would receive an annual benefit payment equal to $27,000. The duration of these annual payments would equal the number of years that he served on the Board. If Mr. Bellamy dies before the maximum payment period expires, payments would continue for the life of his surviving spouse, or until the end of the maximum payment period, whichever is sooner.

Directors are eligible to participate in our Gift Match Program available to all employees, under which we match contributions to eligible nonprofit organizations, up to certain annual limits. In fiscal 2008, Mr. Murphy, our Chairman and CEO, had an annual matching limit of $100,000, and Mr. Donald G. Fisher and Mrs. Doris F. Fisher (who is not standing for reelection), as founders of the Company, had annual matching limits of $25,000. The annual limit for other non-employee directors was $15,000 under the Gift Match Program. Employee directors are also eligible to participate in our Board Service Program that matches nonprofit board service by Senior Director or above level employees with contributions to eligible nonprofit organizations, up to an annual limit of $10,000.

Director Compensation Summary

The following table sets forth certain information regarding the compensation of our directors in fiscal year 2008, which ended January 31, 2009.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Howard P. Behar	$108,000	$99,990	$5,755	$0	$0	$18,587	$232,332
Adrian D.P. Bellamy	88,000	99,990	5,755	0	13,637	21,087	228,469
Domenico De Sole	80,500	99,990	5,755	0	0	18,587	204,832
Doris F. Fisher	70,000	99,990	0	0	0	12,500	182,490
Robert J. Fisher	70,000	99,990	5,755	0	0	18,587	194,332
Penelope L. Hughes	91,500	99,990	5,755	0	0	3,587	200,832
Bob L. Martin	115,000	99,990	5,755	0	0	13,587	234,332
Jorge P. Montoya	98,000	99,990	5,755	0	0	8,587	212,332
James M. Schneider	82,000	99,990	5,755	0	0	18,587	206,332
Mayo A. Shattuck III	106,500	99,990	5,755	0	0	18,587	230,832
Kneeland C. Youngblood	89,500	99,990	0	0	0	19,281	208,771

Footnotes
(1)	Mr. Behar, Mrs. Fisher, and Ms. Hughes are not standing for reelection.

Donald G. Fisher was compensated as an employee and not as a director. However, his total compensation was not high enough to make him a named executive officer. During fiscal 2008, he did not receive additional compensation for his Board service. In fiscal 2008, Mr. Fisher’s salary was $544,700. He also received a bonus for fiscal 2008 in the amount of $365,118, paid in March 2009. All other compensation for Mr. Fisher, consisting of Company paid premiums for disability and life insurance, Company matching contributions under the Company’s 401(k) Plan and Company matching contributions under the Company’s Gift Match Program, totaled $43,325. Beginning in February 2009, Mr. Fisher voluntarily agreed to reduce his salary to $150,000 and he will not be eligible for a bonus or stock compensation.

Glenn K. Murphy was compensated as our CEO and received no additional compensation as our Chairman or as a Director. Mr. Murphy’s compensation for his services as CEO is reported in the Summary Compensation Table and related executive compensation tables, beginning on page 36.

Footnotes (continued)
(2)	This column reflects the compensation expense recognized for financial statement reporting purposes in fiscal 2008 in accordance with the Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), “Share-Based Payment.” All stock awards reported in this column were granted in fiscal 2008, and this column also reflects the grant date fair value of those stock awards, computed in accordance with SFAS 123(R). The following directors had outstanding stock awards as of fiscal 2008 year-end: Mr. Behar (16,796), Mr. Bellamy (16,796), Mr. De Sole (16,796), Mrs. Doris Fisher (5,555), Mr. Robert Fisher (16,796), Ms. Hughes (16,796), Mr. Martin (16,796), Mr. Montoya (16,796), Mr. Schneider (16,796), Mr. Shattuck (16,796), and Mr. Youngblood (16,684). For the period during which the payment of these units is deferred (see “Equity Compensation,” on page 13), they will earn dividend equivalents which are reinvested in additional units annually. Please refer to Note 10, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 27, 2009 for the relevant assumptions used to determine the valuation of our stock and option awards.

(3)	This column reflects the compensation expense recognized for financial statement reporting purposes in fiscal 2008 in accordance with SFAS 123(R). All option awards reported in this column were granted prior to fiscal 2008. The following directors had outstanding option awards as of fiscal 2008 year-end: Mr. Behar (33,765), Mr. Bellamy (64,242), Mr. De Sole (22,500), Mr. Robert Fisher (47,399), Ms. Hughes (41,094), Mr. Martin (15,000), Mr. Montoya (26,565), Mr. Schneider (32,651), and Mr. Shattuck (38,410). Please refer to Note 10, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 27, 2009 for the relevant assumptions used to determine the valuation of our stock and option awards.

(4)	The amount in this column for Mr. Bellamy represents the estimated change in present value of his accumulated benefit under the Company’s Non-Employee Director Retirement Plan, described on page 14.

(5)

This column represents (a) any Company matching contributions under the Company’s Gift Match Program (see “Expense Reimbursement and Other Benefits,” on page 13), and (b) the value, as of the date of grant, of the dividend equivalents that were reinvested during fiscal 2009 with respect to the stock units held by non-employee directors (see “Equity Compensation,” on page 13).

PROPOSAL NO. 2 — Selection of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2010. If shareholders fail to ratify the selection of Deloitte & Touche LLP, the Audit and Finance Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit and Finance Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without shareholder approval if the Audit and Finance Committee believes that such a change would be in the best interest of us and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Representatives of Deloitte & Touche LLP are expected to be present, available to make statements, and available to respond to appropriate shareholder questions at the Annual Meeting.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended January 31, 2009 and February 2, 2008 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte & Touche”).

Fiscal Year 2008 and 2007 Accounting Fees
Fees (see notes below)	Fiscal Year 2008	Fiscal Year 2007
Audit Fees	$4,766,000	$4,628,000
Audit-Related Fees	166,000	164,000
Tax Fees	21,000	97,000
All Other Fees	2,000	1,500
Total	$4,955,000	$4,890,500

“Audit Fees” consists of fees for professional services rendered in connection with the audit of our consolidated annual financial statements, the review of our interim consolidated financial statements included in quarterly reports, and the audits in connection with statutory and regulatory filings or engagements.

“Audit-Related Fees” consists primarily of fees for professional services rendered in connection with the audit of our employee benefit plans, audit procedures required by store leases, and consents for registration statements.

“Tax Fees” consists of fees billed for professional services rendered for tax compliance and tax advice. These services include assistance regarding federal, state and international tax compliance, and competent authority proceedings.

“All Other Fees” consists of fees for products and services other than the services reported above. In fiscal 2008 and fiscal 2007, this category included licensing fees related to accounting research software.

The Audit and Finance Committee has a policy to monitor and limit, as appropriate, non-audit related services performed by our independent registered public accounting firm. The policy requires pre-approval by the Audit and Finance Committee of all services performed by our independent registered public accounting firm.

Report of the Audit and Finance Committee

The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm qualifications, independence and performance, the performance of the internal audit function, the effectiveness of the corporate compliance program, and such other duties as directed by the Board of Directors. The Committee operates under a written charter (available at www.gapinc.com, follow the Investors, Governance, Board Committees links) adopted by the Board of Directors. The Committee is composed exclusively of directors who are independent under New York Stock Exchange listing standards and Securities and Exchange Commission rules.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended January 31, 2009 with the Company’s management. In addition, the Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable Public Company Accounting Oversight Board and Securities and Exchange Commission requirements.

The Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and the Committee has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 for filing with the Securities and Exchange Commission.

Mayo A. Shattuck III (Chair)

Domenico De Sole

Penelope L. Hughes

James M. Schneider

Kneeland C. Youngblood

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filing.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth certain information as of March 23, 2009, to indicate beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and nominee and each executive officer named in the “Summary Compensation Table” of this Proxy Statement, and (iii) all our directors and executive officers as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

	Shares Beneficially Owned
Name of Beneficial Owner (1)	Common Stock	Awards Vesting Within 60 Days (2)	Total	% of Class (3)
Directors and Named Executive Officers
Howard P. Behar	2,600	50,561	53,161	*
Adrian D. P. Bellamy	37,523	81,038	118,561	*
Domenico De Sole	650	39,296	39,946	*
Doris F. Fisher and Donald G. Fisher (4)	63,127,061	5,555	63,132,616	9.1%
Robert J. Fisher (5) (7)	115,672,631	64,494	115,737,125	16.6%
Marka V. Hansen	135,611	1,355,750	1,491,361	*
Penelope L. Hughes	2,000	57,890	59,890	*
Bob L. Martin	29,629	31,796	61,425	*
Jorge P. Montoya	2,000	43,361	45,361	*
Glenn K. Murphy	151,261	400,000	551,261	*
Arthur Peck	31,025	318,750	349,775	*
James M. Schneider	4,240	49,447	53,687	*
Mayo A. Shattuck III	14,319	55,206	69,525	*
Sabrina L. Simmons	19,521	226,000	245,521	*
J. Tom Wyatt	29,085	187,500	216,585	*
Kneeland C. Youngblood	0	16,684	16,684	*
All directors and executive officers, as a group (19 persons) (6)	179,271,135	3,452,495	182,723,630	26.1%
Certain Other Beneficial Holders
Fisher Core Holdings L.P. (7)	81,000,000	0	81,000,000	11.6%
John J. Fisher (8) (7)	120,327,964	0	120,327,964	17.3%
William S. Fisher (9) (7)	113,311,242	0	113,311,242	16.3%

Footnotes
(1)	Mr. Behar, Mrs. Fisher, and Ms. Hughes are not standing for reelection to the Board of Directors.
(2)

Reflects stock options exercisable and stock units vesting within 60 days after March 23, 2009. Also includes the outstanding stock units earned but unpaid to non-employee directors, which are subject to a three-year deferral period but would be issued immediately upon the resignation or retirement of the non-employee director, as described on page 13.

(3)	“*” indicates ownership of less than 1% of the outstanding shares of our common stock.
(4)

Doris F. Fisher and Donald G. Fisher are husband and wife. Their address is Two Folsom Street, San Francisco, California 94105. In the table shown above, the 63,127,061 shares of outstanding stock beneficially owned by Mrs. Fisher and Mr. Fisher are beneficially owned by both of them as community property. The 5,555 shares reflected in the Awards column represent the outstanding stock units earned but unpaid to Mrs. Fisher in her role as a non-employee director. Amounts shown do not include shares held directly or indirectly by the Fishers’ three adult sons or their spouses, beneficial ownership of which is disclaimed as neither Mrs. Fisher nor Mr. Fisher have voting or dispositive control over such shares.

Footnotes (continued)
(5)

Includes 2,628,083 shares held jointly by Robert J. Fisher and his spouse, 18,657,263 shares held by Robert J. Fisher as trustee under certain trusts for which voting and investment power is shared, and 81,000,000 shares held by Fisher Core Holdings L.P., of which Robert J. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein (5,000,000 shares). Also see footnote 7 below and the note regarding various Fisher family holdings immediately following this table. Robert J. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 120,049 shares owned separately by Robert J. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.

(6)	Reflects the information above as well as information regarding our unnamed executive officers.
(7)

The address of Fisher Core Holdings L.P. is One Maritime Plaza, Suite 1400, San Francisco, California 94111. As general partners, Messrs. Robert J. Fisher, John J. Fisher, and William S. Fisher have shared power (by majority vote) to vote and dispose of or direct the vote and disposition of all of these shares. This disclosure is based on information contained in a report filed on March 20, 2009 on Schedule 13D/A with the Securities and Exchange Commission pursuant to Rule 13d-2 of the Securities Exchange Act of 1934, as amended. Also see the note regarding various Fisher family holdings immediately following this table.

(8)

Includes 19,546,741 shares held by John J. Fisher as trustee under certain trusts including 18,662,714 shares for which voting and investment power is shared, and 81,000,000 shares held by Fisher Core Holdings L.P., of which John J. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein (5,000,000 shares). Also see footnote 7 above and the note regarding various Fisher family holdings immediately following this table. John J. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 38,644 shares owned by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.

(9)

Includes 639,196 shares held jointly by William S. Fisher and his spouse, 19,395,034 shares held by William S. Fisher as trustee under certain trusts including 18,661,007 shares for which voting and investment power is shared, and 81,000,000 shares held by Fisher Core Holdings L.P., of which William S. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein (5,000,000 shares). Also see footnote 7 above and the note regarding various Fisher family holdings immediately following this table. William S. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 158,853 shares owned separately by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.

Note Regarding Various Fisher Family Holdings: Securities and Exchange Commission rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in the same shares being listed multiple times in the table above. The 81,000,000 shares held by Fisher Core Holdings L.P. (see footnote 7 above) are included three additional times in the above table under the names of Messrs. Robert J. Fisher, John J. Fisher, and William S. Fisher (that is, there are only 81,000,000 shares rather than 324,000,000 shares). In addition, the shares described in footnotes (5), (8) and (9) above for which voting and investment power is shared by Messrs. Robert J. Fisher, John J. Fisher, and William S. Fisher actually represent an aggregate of 27,990,492 shares, rather than 55,980,984 shares, as a result of that shared voting and investment power. For purposes of the above table, removing the shares counted multiple times (described above) results in an aggregate total ownership of 22.9% of outstanding shares for Messrs. John J. Fisher, Robert J. Fisher, William S. Fisher and Fisher Core Holdings L.P. The aggregate total ownership of Mrs. Doris F. Fisher and Messrs. Donald G. Fisher, John J. Fisher, Robert J. Fisher, William S. Fisher and Fisher Core Holdings L.P. is 32.0% of outstanding shares. Mrs. Doris F. Fisher, and Messrs. Donald G. Fisher, John J. Fisher, Robert J. Fisher, and William S. Fisher each disclaim beneficial ownership over shares owned by other members of the Fisher family and Fisher Core Holdings L.P., except as specifically disclosed in the footnotes above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and holders of more than 10% of the Company’s common stock, to file with the Securities and Exchange Commission reports about their ownership of the Company’s common stock. Such directors, officers and 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Securities and Exchange Commission regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2008 all Section 16(a) filing requirements were satisfied on a timely basis.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

For Named Executive Officers (“Executives”)

Compensation Objectives

Our compensation program is intended to align total compensation for executives with the short and long-term performance of the Company and to enable us to attract and retain executive talent. Specifically, the program is designed to:

•	Support a performance-oriented environment;

•	Motivate and reward achievement of annual and long-term objectives, as well as individual contributions;

•	Attract and retain executive talent;

•	Link executive rewards to shareholder returns; and

•	Encourage executive stock ownership.

Our program rewards executives for achievement of corporate and divisional financial and operating objectives, for their individual contributions to these results, and for optimizing shareholder returns. The majority of each executive’s total compensation opportunity is weighted toward incentive compensation tied to the financial performance of the Company and the long-term return realized by shareholders. When we do not achieve targeted performance levels and/or our stock does not appreciate, compensation that can be realized by our executives is substantially reduced. When we exceed targeted performance levels and/or our stock price appreciates, compensation that can be realized by our executives is substantially increased. We believe that this is the most effective means of aligning executive incentives with our shareholders’ interests.

Elements of Compensation

The main components of our executive compensation program are:

•	Base salary;

•	Annual cash incentive bonus; and

•	Long-term incentives.

We have chosen these elements because we believe each supports achievement of one or more of our compensation objectives, and that together they have been and will continue to be effective in this regard. We also provide our executives with benefits and perquisites.

The use and weight of each compensation element is based on the judgment of the Compensation and Management Development Committee of the Board of Directors (the “Committee”) regarding the importance of each compensation objective in supporting the Company’s business and talent strategies, as well as the structure for these elements for executives at other companies. Base salary, benefits and perquisites represent less than half of each executive’s potential compensation at target performance levels, reflecting the importance of performance-based compensation. We use cash compensation primarily for short-term incentives and rewards, base salaries, matching contributions in our retirement plans, new hire signing bonuses, and severance arrangements.

Compensation Analysis Framework

The Committee reviews executive compensation at least annually. The Committee’s review includes base salary, annual incentives, long-term incentives and the value of benefits and perquisites. Each element is considered individually and in total using “tally sheets” prepared by management, which are intended to summarize all of the elements of total actual and potential compensation and wealth accumulation. The tally sheets present the dollar value of each compensation component, including accumulated vested and unvested long-term incentive gains and potential gains using stock price assumptions, vesting schedules for long-term incentive awards, accumulated deferred compensation and potential severance benefits.

The Committee also uses a summary of compensation data covering other companies to support its analysis. The Committee selected a broad spectrum of retail and consumer products companies for purposes of comparing compensation levels (the “peer group”) because we have both recruited from and lost executive talent to these industries in the past.

The peer group is generally reviewed by the Committee each year. The peer group used in 2008 was comprised of the following companies and was unchanged from 2007:

Abercrombie & Fitch

American Eagle Outfitters

Ann Taylor Stores

Avon Products

Best Buy

Children’s Place Retail Stores

Coach

Coca-Cola

Colgate-Palmolive

Costco Wholesale

Estee Lauder Companies

Disney

Fortune Brands

General Mills J.C. Penney J. Crew Johnson & Johnson Kellogg Kimberly-Clark Kohl’s Levi Strauss Limited Brands Liz Claiborne Macy’s McDonald’s Nike	Nordstrom PepsiCo Polo Ralph Lauren Procter & Gamble Ross Stores Sears Holdings Staples Starbucks Talbots Target TJX Companies Williams-Sonoma YUM Brands

The majority of peer group companies provide compensation data through surveys conducted by Towers Perrin, a national consulting company. The surveys provide levels of base salary, annual incentives, and long-term incentives in a summarized form, and we believe that this data provides a reasonable indicator of total compensation values for the peer group. This data is supplemented by information obtained through proxy statement disclosures and other public sources. The Committee generally targets compensation within the range of compensation paid by the peer group, but compensation is not set to meet specific benchmarks or percentiles. The Committee uses the survey data as a frame of reference, along with the tally sheet data, when making compensation decisions.

In conducting its analysis and determining compensation, the Committee also considers these factors:

•	Business and talent strategies;

•	The nature of each executive’s role;

•	Individual performance (based on specific financial and operating objectives for each executive, as well as leadership behaviors);

•	Compensation history;

•	Future potential contributions by the executive;

•	Internal comparisons to other executives;

•	Comparisons of the value and nature of each compensation element to each other and in total;

•	Retention risk; and

•	Compensation at former employers, in the case of new hires.

The Committee also considers management’s recommendations and advice from the Committee’s compensation consultant. Significant weight is placed on the recommendations of the CEO for compensation other than his own. The Committee also reviews the accounting and tax implications of each compensation element, and shareholder dilution in the case of equity awards.

Our performance during fiscal 2008 was above our expectations, particularly in light of the difficult economic climate. In most cases, target levels for our annual and long-term incentive plans were exceeded. In addition, special stock unit grants were made to certain executives to recognize expanded responsibilities and to promote retention. As a result, when considering the annualized value of the special stock unit grants as well as long-term incentives granted to our CEO when he joined the Company, actual total compensation in fiscal 2008 was above the median of the peer group survey data. Analysis for each compensation component and the decisions made as a result of the analysis are described below.

Role of the CEO and Compensation Consultant

The CEO evaluates each executive using the factors described under “Compensation Analysis Framework” above and makes recommendations about the structure of the compensation program and individual arrangements to the Committee. The CEO is generally present at Committee meetings when compensation, other than his own, is considered and approved. However, approval rests solely with the Committee.

The Committee has engaged Frederic W. Cook & Co. as its independent compensation consultant to provide advice to the Committee periodically on the compensation program structure and individual compensation arrangements. The consultant was selected by the Committee, does not provide any other services to the Company, and receives compensation only for services provided to the Committee. The consultant attends Committee meetings from time to time and also communicates with the Committee Chair outside of meetings as necessary. The consultant reports directly to the Committee, though the consultant meets with management from time to time to gather information on proposals to the Committee.

CEO Compensation

In August 2007, Glenn Murphy joined the Company as the Chairman of the Board, President and CEO. Mr. Murphy’s compensation package is intended to reward him for significant, sustained improvement in the Company’s financial performance and returns to shareholders. A significant portion of his compensation requires short and long-term improvement in earnings performance, and long-term appreciation of our stock price. The Committee used the same factors outlined under “Compensation Analysis Framework” above to determine the value and structure of Mr. Murphy’s compensation, and its judgment on the value and type of compensation that was needed to attract him to the Company in light of other available opportunities. The Committee received advice from its independent compensation consultant on the compensation values and structure. The Committee determined that the majority of Mr. Murphy’s potential compensation should (i) be performance-based and earned over a longer time period than that typically used for other executives given the CEO’s leadership role; (ii) provide the potential to earn significant compensation payments based on achievement of financial goals and returns to shareholders; and (iii) ensure improvements are sustained prior to vesting of a significant portion of potential compensation. Each compensation element is described more fully below.

Base Salary

Base salaries are set at a level which the Committee believes will effectively attract and retain top talent, considering the factors described under “Compensation Analysis Framework” above. In addition, the Committee considers the impact of base salary changes on potential annual bonuses and performance-based stock units described in the following sections because these elements are based on a percentage of base salary. Potential deferred compensation accumulation and severance benefits are also impacted when base salaries are changed. The Committee generally reviews base salaries for executives in the first fiscal quarter, and as needed in connection with promotions or other changes in responsibilities. The table below summarizes base salaries during fiscal 2008, and any changes.

Name	Base Salary on 2/2/2008	Base Salary on 1/31/2009	Comments
Glenn Murphy	$1,500,000	$1,500,000; voluntarily reduced to $1,275,000 effective 2/1/2009

Initial salary was set in August 2007 at the time of hire. As less than one year had elapsed from his hire date at the time executive salaries were reviewed, the Committee determined no increase was necessary.

Sabrina Simmons	$675,000	$ 675,000	Received a significant base salary increase in January 2008 reflecting her appointment as CFO. As such, the Committee determined no further increase was necessary in fiscal 2008.
Marka Hansen	$900,000	$ 900,000	Salary remained appropriate relative to peer group data and other executives.
Arthur Peck	$625,000	$ 750,000

Salary was increased in March 2008 as part of annual review to position EVP Strategy and Operations role appropriately relative to other executives. Salary was again increased in August 2008 in connection with additional appointment as President, Outlet.

J. Tom Wyatt	$700,000	$ 900,000	Salary was increased in August 2008 in connection with appointment as President, Old Navy.

In an effort to save costs during a particularly challenging business climate, we do not intend to increase executive base salaries in 2009, other than in connection with promotions or other changes in responsibilities. In addition, the Committee considered and approved a proposal from Mr. Murphy to reduce his base salary by 15% for fiscal 2009, effective February 1, 2009, which will also reduce the amount he is eligible to receive under our annual bonus program.

Annual Incentive Bonus

Fiscal 2008 Annual Bonus

The Company established an annual cash incentive bonus program for executives to motivate and reward achievement of annual financial and individual objectives and to provide a competitive total compensation opportunity in support of our compensation objectives. Mr. Murphy’s annual incentive bonus was based exclusively on earnings performance given his role as CEO, and his target percentage of base salary was higher to ensure competitiveness and to recognize the impact of his role relative to other executives. For executives other than Mr. Murphy, the annual incentive bonus continued to be based on two components:

1.	The earnings performance of the Company or a division of the Company (75% weight).

2.	Subjective individual objectives (25% weight).

If the maximum earnings goal set for the financial component of the fiscal 2008 annual bonus was achieved, executives other than the CEO were also eligible for up to an additional 75% of base salary above the maximum payout of 150% of base salary that can be earned under the two regular components above. This additional bonus opportunity was subject to downward discretion by the Committee based on the extent to which the maximum goal was exceeded or on other relevant factors in the Committee’s discretion. Mr. Murphy was not eligible for this additional bonus opportunity, because the Committee determined that his maximum payout under the annual bonus plan represents a sufficient payout level based on annual performance and was appropriate given his substantial long-term incentive payout potential for cumulative earnings performance (see “Long-Term Incentives” below). In setting the fiscal 2008 annual bonus structure, the Committee considered the Company’s business priorities and the factors described under “Compensation Analysis Framework” above. No other significant changes were made to the program for fiscal 2008. The table below describes the target annual bonus and potential payout range for each executive.

Name	Target Percentage of Base Salary	Potential Payout Range as a Percentage of Base Salary	Additional Potential Award Based on Achievement of Maximum Performance as a Percentage of Base Salary
Glenn Murphy	150%	0 –300%	N/A
Sabrina Simmons	75%	0 –150%	75%
Marka Hansen	75%	0 –150%	75%
Arthur Peck	75%	0 –150%	75%
J. Tom Wyatt	75%	0 –150%	75%

Financial Performance Component

Bonus payments based on financial performance are generally made under the Executive Management Incentive Compensation Award Plan (“Executive MICAP”). The Committee approves threshold, target and maximum performance goals at the beginning of each annual performance period. Bonuses are paid under the financial performance component only if threshold earnings goals are exceeded. The Committee may reduce (but not increase) earned bonuses under this component. Actual bonuses are generally paid in March.

Bonuses for financial performance were based on earnings goals. Earnings before interest and tax is the measure used for those with Company-wide responsibilities and a similar measure is used for those with division-level responsibilities, in both cases subject to adjustment for certain items such as extraordinary and non-recurring items. The earnings measure was selected for fiscal 2008 because the Committee believed that earnings should continue to be a primary focus of executives and is a good measure of actual operating performance within their control and accountability.

For fiscal 2008, the Committee determined that for Mr. Peck, the financial performance component measurement would be based 100% on Gap Inc. results prior to August 21, 2008, the effective date of his Outlet Division appointment, and for the balance of the fiscal year would be based 50% on Outlet Division results and 50% on Gap Inc. results. The Committee also agreed that the payout under this component would be no less than the amount he would have received in his previous role as EVP, Strategy and Operations for the full fiscal year at his previous salary. The Committee determined this treatment was appropriate because Mr. Peck was instrumental in developing strategies for both organizations and continued the majority of his previous responsibilities following his appointment as President, Outlet Division. Based on performance results for the Outlet Division and Gap Inc., Mr. Peck’s actual payout under the financial component exceeded the amount he would have received in his previous role.

For fiscal 2008, the financial performance component of the annual incentive bonus for Mr. Wyatt was based on the higher of the bonus payable had he remained in the role of President, Outlet at his previous salary for the entire fiscal year, or the prorated bonus payable based on his current role, as of August 21, 2008, as President, Old Navy. The Committee determined this treatment was appropriate because the strategies Mr. Wyatt put in place at Outlet impacted Outlet’s fiscal 2008 results, and in recognition of his ability to impact Old Navy results in fiscal 2008. Mr. Wyatt’s actual payout under the financial component was based on Outlet results at his previous salary.

The table below shows the fiscal 2008 earnings targets expressed as a percentage of fiscal 2007 actual results (normalized for transfers between divisions for comparison) that were established by the Committee to provide appropriate incentives in light of the Company’s continuing business turnaround, and the actual earnings percentage achieved after adjusting the results to exclude certain non-recurring costs.

Name	Company / Division	Threshold Earnings Goal as a Percentage of Fiscal 2007 Actual Earnings	Target Earnings Goal as a Percentage of Fiscal 2007 Actual Earnings	Maximum Earnings Goal as a Percentage of Fiscal 2007 Actual Earnings	Actual Earnings Percentage Achieved After Adjustments
Glenn Murphy	Gap Inc.	110%	120%	128%	123%

Sabrina Simmons	Gap Inc.	110%	120%	128%	123%

Marka Hansen	Gap North America	112%	118%	124%	161%

Arthur Peck	Gap Inc. Outlet	110% 93%	120% 96%	128% 101%	123% 103%

J. Tom Wyatt	Outlet Old Navy	93% 109%	96% 121%	101% 124%	103% 87%

Individual Objectives Component

Executives other than the CEO were also eligible to receive bonuses based on subjective individual and organizational objectives established at the beginning of the year. The extent to which these objectives were accomplished was assessed qualitatively by the CEO at the end of the fiscal year. Any payout amounts were then recommended to the Committee for consideration and approval. The principal objectives consisted of expense reductions and initiatives related to productivity improvement, inventory management, talent management and other operational improvement measures. These objectives varied by individual and were not assigned individual weights. Achievement of these objectives, individually, was not material to the executive’s overall compensation.

Actual Bonuses

For fiscal 2008, target earnings goals applicable to each executive were exceeded and, as a result, payouts under the financial performance component were above targeted amounts. The table below describes for each executive the actual achievement levels for each component, and the actual award earned for fiscal 2008. Mr. Peck’s actual bonus was based on Gap Inc. and Outlet division financial attainment (134% and 200%, respectively), prorated as previously described above. Although Ms. Hansen, Mr. Peck and Mr. Wyatt were eligible to receive up to an additional 75% of their base salary based on achievement of the maximum performance goal, the Committee used its discretion to reduce such awards to zero to eliminate this cost in light of the challenging business climate being experienced by the Company.

Name	Actual Percentage Achieved: Financial Component	Additional Award Percentage Based on Achievement of Maximum Performance	Actual Percentage Achieved: Individual Objectives Component	Actual Award
Glenn Murphy	134%	N/A	N/A	$3,016,397
Sabrina Simmons	134%	0	150%	698,861
Marka Hansen	200%	0	150%	1,265,625
Arthur Peck	134% /200%	0	175%	822,453
J. Tom Wyatt	200%	0	150%	984,375

Fiscal 2009 Annual Bonus

In light of the difficult economic environment and substantial uncertainty around a recovery in consumer spending, the Committee determined that shortening the performance measurement period for the financial component of the annual bonus to six months was prudent. This allows for establishment of goals based on visibility to performance potential over a period which is more realistic. Bonus payouts under the financial component will continue to be made following completion of the full fiscal year, based on results for each six month period.

Earnings goals for the first six months of fiscal 2009 have been set at a lower level than the comparable period in fiscal 2008, reflecting the severe downturn in the economy and the impact on our potential performance. In addition, our ability to forecast potential performance going forward is more limited in this environment and we are aggressively managing costs. In light of this, the additional bonus opportunity for executives other than the CEO described under “Fiscal 2008 Annual Bonus” above will not be continued for fiscal 2009.

No other significant changes have been made to the program for fiscal 2009.

Long-Term Incentives

Stock-based long-term incentives create a direct link between executive compensation and shareholder returns by linking a significant portion of total compensation to the performance of the Company’s stock. Unlike some of our competitors, the Company does not have a defined benefit pension plan, and we rely on long-term incentives to provide a significant percentage of each executive’s potential retirement savings. Stock-based awards are granted under our 2006 Long-Term Incentive Plan (the “Plan”), which has been approved by our shareholders.

CEO

Our objective for the long-term incentive awards granted to Mr. Murphy when he joined the Company was to create a compelling long-term compensation opportunity tied to significant, sustained improvements in the Company’s financial performance and shareholder returns, with a potential value that would attract him to the Company.

In determining the structure and value of these awards at the time he was hired, the Committee considered the factors described under “Compensation Analysis Framework” above, including summaries of potential long-term value accumulation under various stock price and earnings performance scenarios over an eight year period. Based on its analysis, the Committee determined that a combination of stock options granted at both current market and premium prices plus a performance share award based on achievement of long-term cumulative net earnings goals, each with long-term vesting schedules, would best meet the Company’s objectives. Cumulative net earnings was selected as the performance measure because net earnings is widely followed as a performance indicator by investors, is simple, and cumulative performance against this metric is correlated to long-term shareholder returns. In determining the size of the awards, the Committee decided that granting awards of significant size at the beginning of his employment with long-term goals and vesting schedules would create a powerful performance incentive and help ensure sustainability of results. In light of this, the Committee determined that no further long-term incentive awards would be made to Mr. Murphy for a three-year period following his hire date and, in keeping with this, no awards were made to him in fiscal 2008. Mr. Murphy also purchased 150,000 shares of our stock within his first few weeks of employment, signaling his commitment and belief in the long-term potential of the Company.

The Committee believes that this package of long-term equity awards coupled with Mr. Murphy’s share ownership continues to create the right incentive for sustained improvements in the Company’s results and shareholder returns.

Mr. Murphy’s performance shares are based on the achievement of cumulative reported net earnings goals for fiscal years 2008 through 2011 described below, subject to adjustment for certain extraordinary items and other non-recurring events. Cumulative net earnings through fiscal 2008 prior to any adjustments was $967 million.

Potential CEO Performance Shares

Cumulative net earnings for fiscal 2008 through 2011	Award
Less than $4.164 billion	None
Equal to or greater than $4.164 billion but less than $4.467 billion	500,000 shares
Equal to or greater than $4.467 billion but less than $5.011 billion	1,000,000 shares
Equal to or greater than $5.011 billion but less than $5.860 billion	1,500,000 shares
Equal to or greater than $5.860 billion	2,000,000 shares

Executives Other Than the CEO

Long-term incentives are typically granted annually to executives other than our CEO (or, in the case of new executives, at the time they join the Company). However, there may also be grants in connection with promotions, to promote retention, and/or to create focus on specific performance objectives. Annual long-term incentive awards have typically consisted of stock options and, based on achievement of annual goals, stock units. The Committee also periodically grants stock units that vest based on continued service with the Company, specifically for promoting retention.

In determining the long-term incentive structure and award amounts, the Committee considered the factors described under “Compensation Analysis Framework” above, including a review of each individual’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions, vesting schedules, comparison of individual awards between executives and in relation to other compensation elements, shareholder dilution and accounting expense. Where special grants were made, the Committee used its judgment to determine the appropriate value for recognizing and retaining each executive.

Stock Options

We believe stock options focus executives on managing the Company from the long-term perspective of an owner. Stock options provide value to the recipient only if the price of our stock increases. Because of this inherent linkage to increased shareholder returns, as well as competitive practice, stock options have generally been weighted more heavily than the stock units described below as a percentage of total long-term incentive value before consideration of any special grants. The Committee approved grants of stock options in the first quarter of fiscal 2008 to executives other than the CEO, consistent with prior grant practice. Awards made to division presidents and the CFO were of a similar size to each other and were larger than those made to other executives based on their role in the organization and competitive practice.

Stock Units

A portion of long-term incentives is delivered in units representing full value shares of our stock to promote retention and an ownership perspective. Unlike stock options, full value share awards, in combination with stock ownership requirements, subject executives to the same downside risk experienced by shareholders, but still encourage retention if our stock price does not appreciate. In general, we believe the grant or vesting of a significant percentage of full value share awards for executives should be based on performance against annual or long-term objectives unless they are made to offset compensation from prior employment in the case of new hires. However, to balance the Company’s performance, retention, and ownership objectives, we have granted stock units or other full value share awards which vest based only on continued service with the Company in the past and may do so in the future.

Annual Stock Unit Grants

Executives are eligible to earn stock units payable in Company shares based on achievement of annual performance goals (“performance stock awards”). The Committee approves threshold, target and maximum performance goals and potential awards at the beginning of each annual performance period. Awards are made only if threshold performance levels are met. The Committee may reduce (but not increase) actual awards that would otherwise be granted under the program. Actual awards are generally granted in March of the following fiscal year. Awards are then subject to a vesting period based on continued service with the Company. After reviewing the factors described under “Compensation Analysis Framework” above, the Committee made no changes to the program for 2008.

The table below describes the potential award range as a percentage of base salary for each executive, actual achievement, and the actual award earned. The same threshold, target and maximum earnings goals and results described above under “Fiscal 2008 Annual Bonus” applied to performance stock awards for fiscal 2008. Mr. Peck’s target award as a percentage of base salary was increased from 40% to 50% upon his promotion in August 2008, consistent with other executives at his level. The actual award earned was based on Gap Inc. and Outlet division results (134% and 200%, respectively) prorated as previously described above.

Name	Target Percentage of Base Salary	Potential Payout Range as Percentage of Target	Percentage Achieved	Actual Award
Glenn Murphy	0%	0%	N/A	0
Sabrina Simmons	40%	0 –200%	134%	30,753
Marka Hansen	50%	0 –200%	200%	76,465
Arthur Peck	50%	0 –200%	134% / 200%	40,567
J. Tom Wyatt	50%	0 –200%	200%	59,473

For fiscal 2008, target earnings goals were exceeded (see table on page 26 for actual earnings achievement) and performance stock awards were granted. Mr. Murphy was not eligible to receive an award. The awards will vest 50% two years following the grant date to create a retention incentive for a shorter time horizon and 50% three years following the grant date to promote longer term retention.

Special Stock Unit Grants

Mr. Peck received two special stock unit grants covering a total of 125,000 shares. The first grant was made in March 2008 to position the retention value of his long-term incentives appropriately relative to other executives and to enhance the retention value of those incentives. The second award was made in August 2008 in connection with his promotion to President, Outlet and EVP, Strategy and Operations based on the same rationale and in light of his expanded role.

Mr. Wyatt received a special stock unit grant of 125,000 shares in November 2008 in connection with his appointment as President, Old Navy. The grant was made in recognition of the significance of his new role, to position the retention value of his long-term incentives appropriately relative to other executives, and to enhance the retention value of those incentives.

The grants for Messrs. Peck and Wyatt will vest 50% two years following the grant date to create a retention incentive for a shorter time horizon and 50% three years following the grant date to promote longer-term retention.

Grant Practices

It has been our practice to grant long-term incentives to executives on an annual basis, usually in the first quarter of each fiscal year. This timing was selected because it follows the release of our annual financial results and completion of annual performance reviews. We also grant long-term incentives on other dates to newly hired executives and periodically in connection with promotions or for special recognition and retention. We do not time equity grants in connection with the release of material non-public information. Grants are typically approved by the Committee at a meeting and are effective on the meeting date or, if approved by unanimous written consent, the date of the last signature on the consent. However, the effective date for new hires is no earlier than the first day of employment. Grants to employees below the Vice President level are approved by the CEO or Committee Chair on a monthly basis using authority delegated from the Committee, typically for new employees hired in the prior month.

All stock options granted to employees during fiscal 2008 had an exercise price equal to the closing price of our stock on the date of grant.

Stock options typically vest based on continued service at a rate of 25% annually beginning one year from the grant date, which we have determined helps meet our retention objectives. We have used other vesting schedules to align with timing of compensation being forfeited at a prior employer or to align with critical retention periods. Executives must be employed on the vesting date to exercise stock options. Stock options are typically granted for a maximum term of ten years and vested options are exercisable for three months following employment termination. Vesting is generally accelerated upon death or retirement if the stock options are held for at least one year.

Stock units that are granted to executives have in most cases been scheduled to vest over three years, but the schedule may differ based on critical retention or performance periods, or the vesting of compensation being forfeited at a prior employer. Executives must be employed on the vesting date or awards are forfeited. Vesting is generally accelerated upon death or retirement if the awards are held for at least one year and any performance conditions have been previously satisfied.

Fiscal 2009 Long-Term Incentives

During 2008 the Committee reviewed the long-term incentive structure for executives other than the CEO, including evaluation of a potential long-term plan with multiple year performance goals, with the objective of better promoting long-term value creation and in the case of division executives, to further tie executive incentives to business unit performance. In light of substantial uncertainty about economic conditions over the next year, the Committee determined not to proceed with such a long-term plan for 2009.

However, after considering the factors described under “Compensation Analysis Framework” above, the Committee made the following changes to long-term incentives to further the objective of tying incentives to business unit performance as well as to reduce reliance on stock price growth as a way to promote retention:

•

The target award for annual performance stock awards was increased to 100% of base salary for Division Presidents and the CFO, and was increased to 80% of base salary for other Corporate Executive Vice Presidents;

•

Financial performance measurement for annual performance stock awards will be based on six month goals, for the same reasons described under “Fiscal 2009 Annual Bonus.” If earned, the awards will continue to carry a long-term vesting schedule; and

•

While the Committee continues to believe stock options are an important component of each executive’s long-term incentive compensation, the value of the annual stock option grant for each executive will be reduced in consideration of the increased annual performance stock award opportunity and will carry a lower weight in our overall long-term incentive program.

In January 2009 and again in March 2009, the Committee considered the value and vesting schedule of long-term incentives held by executives other than Mr. Murphy and assessed potential retention risk in light of the significant decline in our stock price and the associated decrease in the retention value of incentives that had not yet vested. Based on this review, the Committee determined it was in the Company’s interests to make special stock unit grants to certain executives to promote retention and further alignment with shareholder interests. In determining award amounts and recipients, the Committee considered the factors described above under “Compensation Analysis Framework” and used its judgment to identify the value required to help retain each executive, placing significant weight on Mr. Murphy’s recommendations. Ms. Hansen and Mr. Peck each received a special stock unit grant of 100,000 shares, and Ms. Simmons received a stock unit grant of 150,000 shares. Her stock unit grant was higher in order to position long-term incentive value appropriately relative to other executives. The grants were made in March 2009 and will vest 50% two years following the grant date to create a retention incentive for a shorter time horizon and 50% three years following the grant date to promote longer-term retention. The Committee determined that no further award was necessary for Mr. Wyatt.

Executives other than Mr. Murphy also received stock option grants in March 2009 under the annual program described above.

Stock Ownership Requirements for the Executive Leadership Team

In 2004, we adopted minimum stock ownership requirements for the executive positions listed below to more closely link executive and shareholder interests, to balance potential rewards and risks, and to encourage a long-term perspective in managing the enterprise. The requirements, stated in shares, are:

CEO:	150,000

Division President:	50,000

Corporate Executive Vice President:	25,000

Each executive has five years from December 1, 2004 (or from the first day named as an executive, if later) to reach the requirement. As of January 31, 2009, all covered executives had met their requirements. A complete description of the requirements, including accepted forms of ownership, is located at www.gapinc.com (follow the Investors, Governance, Executive Stock Ownership links). The Company’s insider trading policy applicable to executives prohibits speculation in the Company’s stock, including prohibiting short sales and prohibiting executives subject to the ownership requirements from entering into transactions intended to hedge their ownership interest, up to the amount of the ownership requirement.

Benefits and Perquisites

Medical, dental, life and disability insurance and other benefits that are available to all full-time headquarter employees are available to executives. The following additional benefits and limited perquisites are also available to executives:

•

Financial planning services of approximately $13,500 to $21,000 per year based on when the executive initiated use of the services and cost to the Company. These services are provided because executives typically have more complex financial-planning requirements and we have determined that this is an effective attraction and retention tool (more limited financial counseling services are available generally to employees at lower levels).

•

Until June 30, 2008, executive long-term disability insurance, which increased income replacement to 50% of base salary up to a maximum payment of $25,000 per month. On July 1, 2008, this plan was terminated and executives were only eligible to receive the same benefits available to benefits-eligible employees generally.

•	Employees at the Director level and above, including executive officers, are provided life insurance coverage of three times base salary up to a maximum of $2 million.

•

Highly compensated employees are eligible for the Supplemental Deferred Compensation Plan (“SDCP”). The SDCP allows participants to defer a percentage of their salary and bonus on a pre-tax basis. The Company does not make matching contributions to participant deferrals other than for base salary deferrals representing the excess of an employee participant’s base pay over the Internal Revenue Code qualified plan limit which are matched at up to 4%, the same rate in effect under the Company’s 401(k) plan. This match is intended to provide the same level of benefit received by participants not impacted by the limit. The SDCP was implemented for participants to help meet retirement savings goals given our lack of a defined benefit pension plan, and to assist in efficient tax planning. No above-market or preferential interest rates are available on deferred compensation.

•

Under the Company’s Gift Match Program, available to all employees, contributions to eligible nonprofit organizations are matched by the Company, up to certain annual limits. For fiscal 2008, the limit for our named executive officers was $15,000, with the exception of Mr. Murphy who had an annual matching limit of $100,000.

CEO Benefits and Perquisites

The Committee determined that in addition to the benefits and perquisites above, in order to attract Mr. Murphy to the Company and facilitate his relocation to our headquarters in San Francisco, limited personal use of a Company airplane and relocation benefits were appropriate and reasonable as described below:

•

During the first year of his employment, Mr. Murphy relocated with his family from Toronto, Canada to our headquarters in San Francisco, California. The Committee determined that relocation benefits consistent with those provided to other senior Company executives in similar circumstances were generally sufficient, but that given Mr. Murphy’s circumstances, additional temporary living expenses for up to one year were appropriate. Income attributable to Mr. Murphy for relocation expenses that are not otherwise tax deductible is generally grossed up for taxes. Because Mr. Murphy did not relocate immediately, the Committee determined that limited personal use of a Company airplane by Mr. Murphy or members of his family at an amount not to exceed $250,000 for fiscal 2007 and $400,000 for fiscal 2008 based on the incremental cost to the Company was appropriate to provide an efficient way to minimize travel time commitment for commuting and family visitation purposes. Mr. Murphy could also request reimbursement for the cost of any commercial travel that he or his immediate family members used to travel between Toronto and San Francisco, which also counted against these amounts. The amount taxable to Mr. Murphy for this Company airplane usage was grossed-up by the Company only where travel was in connection with commuting trips to and from Toronto during the first 12 months of his employment.

•

Beginning in fiscal 2009, Mr. Murphy will have limited personal use of a Company airplane at an amount not to exceed $200,000 per year based on the incremental cost to the Company. The Committee approved this perquisite as both a competitive attraction and retention tool and to provide an efficient way to minimize travel time commitments. In addition, taxable income associated with personal use of the Company airplane will not be subject to tax gross up.

Accounting and Tax Considerations

Accounting, tax and related financial implications to the Company and executives are considered during analysis of our compensation and benefits program and individual elements. Overall, the Committee seeks to balance attainment of our compensation objectives with the need to maximize current deductibility of compensation and appropriate impact on earnings and other measures of importance to shareholders. The Committee determined that the accounting and tax impacts described below were reasonable in light of our objectives.

In general, base salary, annual cash incentive bonus payments, and the costs related to benefits and perquisites are recognized as compensation expense at the time they are earned or provided. Share-based compensation expense is recognized in our consolidated statements of earnings for stock options, stock units, and performance stock awards in accordance with SFAS 123(R).

Subject to the exceptions and limits below, we deduct for federal income tax purposes all payments of compensation and other benefits to executives. We do not deduct deferred compensation until the year that the deferred compensation is paid to the executive.

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1,000,000 paid to the principal executive officer or any of the three most highly compensated executive officers (other than the principal executive officer or principal financial officer) unless the compensation is based on attainment of pre-established objective performance goals and certain other requirements are met. It is the Company’s preference to qualify executive compensation under Section 162(m) where we determine it is consistent with the Company’s interests and compensation objectives. Our compensation plans have generally been designed to permit awards that qualify under Section 162(m). However, the individual objectives component of the annual incentive bonus is qualitative in nature and is subject to the deduction limits of Section 162(m). In addition, stock units, other than performance stock awards, that have vesting based only on continued service are also subject to the deduction limits of Section 162(m). Amounts deferred under the Supplemental Deferred Compensation Plan are not subject to the Section 162(m) deduction limitation in the year of deferral.

Section 4999 and Section 280G of the Internal Revenue Code provide that executives could be subject to additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control of the Company and that the Company could lose an income tax deduction for such payments. We have not provided any executive with tax “gross up” or other reimbursement for tax amounts the executive might be required to pay under Section 4999.

Section 409A of the Internal Revenue Code imposes additional taxes and interest on underpayments in the event an executive defers compensation under a plan that does not meet the requirements of Section 409A. We believe we are operating in compliance with Section 409A and have structured our compensation and benefits programs and individual arrangements in a manner intended to comply with the requirements of IRS regulations.

Recovery and Adjustments to Awards

Subject to the approval of the Board, the Company will require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to an executive officer or other member of the Company’s executive leadership team after April 1, 2007 where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company will seek to recover the individual executive’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.

Post-Termination Arrangements

CEO

The terms of Mr. Murphy’s post-termination severance benefits were determined through the course of arms-length negotiations of his employment agreement. As part of these negotiations, the Committee considered competitive practice at selected peer group companies and general industry, accounting and tax implications, and the potential benefits that could be received at multiple future points in time using a wealth accumulation analysis. We entered into the termination of employment provisions in order to address competitive concerns when Mr. Murphy was recruited by providing fixed compensation amounts that would offset the potential risk of joining the Company and foregoing other opportunities. Enhanced benefits in the case of a change of control of the Company were also included for the same reasons and to help ensure retention of Mr. Murphy and continuity in the case of a potential or actual change of control. The Committee determined based on its analysis that the benefits and structure are well within normal competitive practice, reasonable and appropriate for the circumstances, and necessary to attract Mr. Murphy to the Company. The provisions are described in more detail on page 44.

Executives Other Than the CEO

We have historically evaluated severance benefits for executives on a case by case basis, with no formal plan in which all executives participate. Severance arrangements are intended to provide income security in case of an involuntary termination other than for cause. Severance typically includes base salary continuation, payments in lieu of health and welfare benefits continuation, outplacement services and continued financial planning services. Severance payments typically stop or are reduced if the executive secures other employment. The Company may also grant severance benefits as part of a negotiated termination of employment in exchange for a release of claims against the Company and other agreements in the Company’s interests.

In 2007, the Committee approved the severance benefits described on page 46 for certain executives in the case of an involuntary termination other than for cause prior to February 13, 2009. During 2008, the Committee reviewed these severance arrangements in light of the approaching expiration date and determined that the benefits were effective and should be continued through February 12, 2012, with the exception of the provision for acceleration of long-term incentive vesting which was eliminated effective upon the expiration of the current provision. As part of its review, the Committee analyzed the same factors described above for the CEO. These arrangements provide no tax gross up or enhanced benefits in the case of a change of control of the Company. The Committee believes that, based on its analysis, the benefits are appropriate and reasonable. In addition, while compensation decisions affect potential payouts under severance arrangements, this generally did not affect decisions on other compensation elements as these provisions may never come into effect.

Compensation Committee Report

The Compensation and Management Development Committee (the “Committee”) has reviewed and discussed this Compensation Discussion and Analysis with management. Based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2009 and the Proxy Statement for the 2009 Annual Meeting of Shareholders.

Howard P. Behar (Chair)

Adrian D.P. Bellamy

Bob L. Martin

Jorge P. Montoya

Summary Compensation Table

The following table shows compensation information for fiscal 2008, which ended January 31, 2009, for our CEO, CFO and the three other most highly compensated executive officers at year-end, as required under Securities and Exchange Commission rules (“named executive officers”). The table also shows compensation information for fiscal 2007 and fiscal 2006, which ended February 2, 2008 and February 3, 2007, respectively, for those named executive officers who also were named executive officers in either of those years.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($) (7)	($)
Glenn Murphy	2008	$1,500,000	$0	$761,456	$3,216,883	$3,016,397	$0	$834,434	$9,329,170
Chairman and CEO	2007	755,769	2,137,363	1,398,594	1,617,279	0	0	363,593	6,272,598

Sabrina Simmons	2008	675,000	0	1,083,803	234,601	698,861	0	36,566	2,728,831
EVP and CFO	2007	499,712	0	413,549	39,000	643,566	0	17,110	1,612,937

Marka Hansen	2008	900,000	0	1,874,910	407,517	1,265,625	0	70,012	4,518,064
President, Gap NA	2007	900,000	0	1,854,596	389,733	1,265,625	0	56,721	4,466,675
	2006	752,884	0	149,455	864,599	738,904	439	52,112	2,558,393

Arthur Peck	2008	702,060	0	1,239,328	285,760	822,453	0	58,993	3,108,594
President, Gap Inc. Outlet; EVP, Strategy & Operations

J. Tom Wyatt	2008	790,110	0	1,360,760	449,840	984,375	0	113,394	3,698,479
President, Old Navy

Footnotes

(1)	The amount in this column for Mr. Murphy for fiscal 2007 represents the prorated amount of his salary for the portion of the year he was at the Company following his start date in August 2007. For fiscal year 2009, Mr. Murphy has volunteered to reduce his salary by 15 percent, to $1,275,000, which will also reduce the amount he is eligible to receive under the Company’s annual bonus program.

(2)	The amount in this column for Mr. Murphy represents the one-time sign-on bonus ($1,000,000) he received when he joined the Company in August 2007, and a payment he received in lieu of an annual bonus for fiscal year 2007 equal to 150% of his base salary, prorated based on his start date with the Company ($1,137,363).

(3)	This column represents the compensation expense recognized for financial statement reporting purposes in the listed fiscal years for any stock awards granted in those years and in prior fiscal years, in accordance with SFAS 123(R). The amounts also include the compensation expense recognized by the Company in fiscal 2008 for the performance stock awards earned but not granted until March 2009 (see “Long-Term Incentives” beginning on page 27 for details on performance stock awards). These amounts reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the named executive officers. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please refer to Note 10, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 27, 2009 for the relevant assumptions used to determine the compensation cost of our stock and option awards. Please refer to the Grants of Plan-Based Awards table in this Proxy Statement and in our 2008 and 2007 Proxy Statements for information on awards actually granted in fiscal 2008, 2007 and 2006.

Footnotes (continued)

(4)	This column represents the compensation expense recognized for financial statement reporting purposes in the listed fiscal years for any option awards granted in those years and in prior fiscal years, in accordance with SFAS 123(R). These amounts reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the named executives. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please refer to Note 10, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 27, 2009 for the relevant assumptions used to determine the compensation cost of our stock and option awards. Please refer to the Grants of Plan-Based Awards table in this Proxy Statement and in our 2008 and 2007 Proxy Statements for information on awards actually granted in fiscal 2008, 2007 and 2006.

(5)	The amounts in this column reflect the non-equity amounts earned by the named executives under the Company’s annual incentive bonus plan.

(6)	This column represents above-market rate earnings on our nonqualified deferred compensation plans, determined pursuant to SEC rules. Please refer to the Nonqualified Deferred Compensation table for additional information on deferred compensation earnings. After fiscal 2006, no above-market or preferential interest rate options were available on deferred compensation.

(7)	The amounts shown in the All Other Compensation column are detailed in the following table.

Name	Fiscal Year	Personal Use of Airplane (a)	Financial Counseling (b)	Tax Payments (c)	Deferred Compensation Plan Match (d)	401(k) Plan Match (e)	Disability Plan (f)	Life Insurance (g)	Relocation (h)	Gift Matching (i)	Other (j)	Total
Glenn Murphy	2008	$211,244	$17,075	$88,782	$16,185	$12,523	$1,255	$1,026	$477,044	$9,300	$0	$834,434
	2007	182,301	10,360	41,103	0	0	486	342	78,001	1,000	50,000	363,593

Sabrina Simmons	2008	0	14,000	0	0	10,828	1,255	1,083	0	9,400	0	36,566
	2007	0	0	0	0	9,430	781	649	0	6,250	0	17,110

Marka Hansen	2008	0	13,500	0	26,800	10,079	1,255	1,368	0	17,010	0	70,012
	2007	0	12,923	0	26,354	8,681	972	1,284	0	6,507	0	56,721
	2006	0	12,625	0	19,469	9,846	972	1,200	0	8,000	0	52,112

Arthur Peck	2008	0	13,500	0	18,304	9,581	1,255	1,353	0	15,000	0	58,993
J. Tom Wyatt	2008	0	13,500	4,026	21,477	11,029	1,255	1,368	42,109	18,630	0	113,394

Footnotes

(a)	The Compensation and Management Development Committee determined that it was appropriate to provide Mr. Murphy use of a Company airplane for limited personal use (not to exceed $400,000 and $250,000 in incremental cost to the Company for fiscal 2008 and fiscal 2007, respectively). As required by SEC rules, the amounts shown are the incremental cost to the Company of personal use of a Company airplane that is calculated based on the variable operating costs to the Company, including fuel costs, mileage, trip-related maintenance, and other miscellaneous variable costs. Since the Company airplane is primarily used for business travel, fixed costs which do not change based on usage, such as the pilot’s salary and maintenance costs unrelated to the trip, are excluded.

(b)	We provide executive officers access to financial counseling services, which may include tax preparation and estate planning services. We value this benefit based on the actual cost for those services.

(c)	For Mr. Murphy, reflects tax reimbursement payments related to personal use of the Company airplane ($20,605 in fiscal 2008 and $9,542 in fiscal 2007) and tax reimbursement related to relocation expenses paid for him in connection with his and his family’s moves from Canada to California ($68,177 in fiscal 2008 and $31,561 in fiscal 2007).

For Mr. Wyatt, reflects tax reimbursement related to payments on his behalf under the Company’s mortgage subsidy program in connection with his relocation from Alabama to California when he joined the Company in 2006.

Footnotes (continued)

(d)	These amounts reflect Company matching contributions under the Company’s non-qualified Supplemental Deferred Compensation Plan for base salary deferrals representing the excess of the participant’s base pay over the current IRS qualified plan limit ($230,000 for calendar year 2008), which are matched at up to 4% of base pay, the same rate as is in effect under the Company’s 401(k) plan.

(e)	These amounts reflect Company matching contributions under the Company’s 401(k) Plan.

(f)	These amounts reflect premium payments for executive supplemental long-term disability insurance, which increases income replacement to 50% of base salary up to a maximum payment of $25,000 per month. On July 1, 2008, this plan was terminated and executives were only eligible to receive the same benefits available to benefits-eligible employees generally.

(g)	These amounts reflect premiums paid for life insurance provided to employees at the Director level and above, which provides coverage of three times base salary up to a maximum of $2 million.

(h)	For Mr. Murphy, these amounts reflect reimbursements paid for Company housing and relocation expenses related to his and his family’s moves from Canada to California.

For Mr. Wyatt, the amount reflects payments made on his behalf under the Company’s mortgage subsidy program in connection with his relocation from Alabama to California when he joined the Company in 2006. Under the program, the amount of the subsidy and time period during which payments will be made are determined by a formula that takes into account the relative difference in housing costs between the two locations. In Mr. Wyatt’s case, payments will be made for 5 years following his start date with the Company.

(i)	These amounts reflect Company matching contributions under the Company’s Gift Match Program, available to all employees, under which contributions to eligible nonprofit organizations are matched by the Company, up to certain annual limits. In fiscal 2008, the limit for the named executive officers was $15,000, with the exception of Mr. Murphy who had an annual matching limit of $100,000. These amounts also reflect payments made pursuant to our Board Service Program that matches nonprofit board service by Senior Director or above level employees with contributions to eligible nonprofit organizations, up to an annual limit of $10,000. The annual gift match eligibility limits are based on the executive’s original donation date; however, in some cases the Company does not process the executive’s match request until the next fiscal year. To ensure that all gift match amounts are reported, the reported amounts are based upon the date that the executive requests a match from the Company. As a result, in some cases the reported amount appears higher than the gift match eligibility.

(j)	The amount in this column for Mr. Murphy reflects reimbursement of attorney fees he incurred in connection with the negotiation of his employment arrangement when he joined the Company.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2008, which ended on January 31, 2009. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Glenn Murphy	N/A	—	—	$2,250,000	$4,500,000	—	—	—	—	—	—	—
Sabrina Simmons	3/17/08	3/17/08	—	—	—	—	—	—	—	150,000	$19.68	$902,355
	3/17/08	3/17/08	—	—	—	—	—	—	17,551	—	—	$345,404
	N/A	—	—	$506,250	$1,012,500	—	—	—	—	—	—	—
	N/A	—	—	—	—	$135,000	$270,000	$540,000	—	—	—	—
Marka Hansen	3/17/08	3/17/08	—	—	—	—	—	—		175,000	$19.68	$1,052,748
	3/17/08	3/17/08	—	—	—	—	—	—	45,731	—	—	$899,986
	—	—	—	—	—	—	—	—	—	—	—	—
	N/A	—	—	$675,000	$1,350,000	—	—	—	—	—	—	—
	N/A	—	—	—	—	$225,000	$450,000	$900,000	—	—	—	—
Arthur Peck	3/17/08	3/17/08	—	—	—	—			—	100,000	$19.68	$601,570
	3/17/08	3/17/08	—	—	—	—	—	—	50,000	—	—	$984,000
	3/17/08	3/17/08	—	—	—	—	—	—	24,654	—	—	$485,191
	8/20/08	8/20/08	—	—	—	—	—	—	75,000	—	—	$1,426,500
	N/A	—	—	$526,545	$1,053,090	—	—	—	—	—	—	—
	N/A	—	—	—	—	$157,308	$314,615	$629,231	—	—	—	—

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
J. Tom Wyatt	3/17/08	3/17/08	—	—	—	—	—	—	—	150,000	$19.68	$902,355
	3/17/08	3/17/08	—	—	—	—	—	—	16,291	—	—	$320,607
	11/18/08	11/18/08	—	—	—	—	—	—	125,000	—	—	$1,368,750
	N/A	—	—	$592,582	$1,185,164	—	—	—	—	—	—	—
	N/A	—	—	—	—	$197,527	$395,055	$790,110	—	—	—	—

Footnotes

(1)        The amounts shown in these columns reflect the estimated potential payment levels for the fiscal 2008 performance period under the Company’s annual incentive bonus plan, further described on page 24 of the Compensation Discussion and Analysis section. The potential payouts were performance-based and, therefore, were completely at risk. The potential target and maximum payment amounts assume achievement of 100% and 200%, respectively, of the individual objectives component of the annual incentive bonus plan, described on page 26. The potential threshold payment amount assumes 0% achievement of the individual objectives component. Each named executive received a bonus under the annual incentive bonus plan, which is reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive
Plan Compensation.”

(2)       The amounts shown in these columns reflect, in dollars, the estimated potential performance stock awards for the fiscal 2008 performance period, further described on page 27 of the Compensation Discussion and Analysis section. Potential payouts were based on the applicable interpolated award values between the threshold, target, and maximum payout levels, divided by the closing price per share of our stock on the ultimate date of grant. The potential awards were performance-based and, therefore, completely at risk. Mses. Simmons and Hansen, and Messrs. Peck and Wyatt each received an award on March 16, 2009, in the amounts of 30,753; 76,465; 40,567; and 59,473 shares, respectively. These grants will be reported in the Grants of Plan Based Awards table in our Proxy Statement for our 2010 Annual Meeting.

(3)       The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to SFAS 123(R). Please refer to Note 10, “Share-
Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 27, 2009 for the relevant assumptions used to determine the valuation of our stock and option awards.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2008, which ended on January 31, 2009.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)
Glenn Murphy	200,000	1,800,000	(a)	—	$16.44	8/3/2017	—		—	—		—
	200,000	1,800,000	(a)	—	18.91	8/3/2017	—		—	—		—
	—	—		—	—	—	—		—	2,000,000	(a)	$22,560,000
Sabrina Simmons	26,000	—		—	14.95	9/10/2011	—		—	—		—
	29,000	—		—	14.27	10/19/2011	—		—	—		—
	20,000	—		—	15.38	4/10/2012	—		—	—		—
	1,000	—		—	12.87	3/7/2013	—		—	—		—
	55,000	—		—	21.55	3/8/2014	—		—	—		—
	35,000	—		—	22.42	3/11/2015	—		—	—		—
	15,000	15,000	(b)	—	17.84	3/13/2016	—		—	—		—
	—	150,000	(c)	—	19.68	3/17/2018	—		—	—		—
	—	—		—	—	—	3,750	(a)	$42,300	—		—
	—	—		—	—	—	25,000	(b)	282,000	—		—
	—	—		—	—	—	125,000	(c)	1,410,000	—		—
	—	—		—	—	—	17,551	(d)	197,975	—		—
Marka Hansen	30,000	—		—	44.44	3/29/2009	—		—	—		—
	50,000	—		—	45.56	4/10/2010	—		—	—		—
	80,000	—		—	23.31	10/30/2010	—		—	—		—
	2,500	—		—	17.62	4/2/2011	—		—	—		—
	162,000	—		—	14.27	10/19/2011	—		—	—		—
	50,000	—		—	15.42	4/8/2012	—		—	—		—
	115,000	—		—	12.87	3/7/2013	—		—	—		—
	375,000	—		—	17.46	6/3/2013	—		—	—		—
	200,000	—		—	20.48	3/23/2014	—		—	—		—
	20,000	—		—	22.42	3/11/2015	—		—	—		—
	130,000	—		—	22.42	3/11/2015	—		—	—		—
	65,000	65,000	(d)	—	17.84	3/13/2016	—		—	—		—
	—	175,000	(e)	—	19.68	3/17/2018	—		—	—		—
	—	—		—	—	—	200,000	(e)	2,256,000	—		—
	—	—		—	—	—	31,137	(f)	351,225	—		—
	—	—		—	—	—	45,731	(g)	515,846	—		—

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)
Arthur Peck	200,000	—		—	21.38	5/2/2015	—		—	—	—
	62,500	62,500	(f)	—	17.84	3/13/2016	—		—	—	—
	—	100,000	(g)	—	19.68	3/17/2018	—		—	—	—
	—	—		—	—	—	15,000	(h)	169,200	—	—
	—	—		—	—	—	50,000	(i)	564,000	—	—
	—	—		—	—	—	50,000	(j)	564,000	—	—
	—	—		—	—	—	24,654	(k)	278,097	—	—
	—	—		—	—	—	75,000	(l)	846,000	—	—
J. Tom Wyatt	100,000	100,000	(h)	—	18.26	3/20/2016	—		—	—	—
	—	150,000	(i)	—	19.68	3/17/2018	—		—	—	—
	—	—		—	—	—	10,000	(m)	112,800	—	—
	—	—		—	—	—	12,500	(n)	141,000	—	—
	—	—		—	—	—	125,000	(o)	1,410,000	—	—
	—	—		—	—	—	16,291	(p)	183,762	—	—
	—	—		—	—	—	125,000	(q)	1,410,000	—	—

Footnotes
(1)	The following footnotes set forth the vest dates for the outstanding option awards (vesting generally depends upon continued employment):
	(a)	Options vest 300,000 on 8/3/2009, 300,000 on 8/3/2010, 400,000 on 8/3/2011, 400,000 on 8/3/2012 and 400,000 on 8/3/2013.
	(b)	Options vest 7,500 on 3/13/2009 and 7,500 on 3/13/2010.
	(c)	Options vest 37,500 on 3/17/2009, 37,500 on 3/17/2010, 37,500 on 3/17/2011 and 37,500 on 3/17/2012.
	(d)	Options vest 32,500 on 3/13/2009 and 32,500 on 3/13/2010.
	(e)	Options vest 43,750 on 3/17/09, 43,750 on 3/17/2010, 43,750 on 3/17/2011 and 43,750 on 3/17/2012.
	(f)	Options vest 31,250 on 3/13/2009 and 31,250 on 3/13/2010.
	(g)	Options vest 25,000 on 3/17/2009, 25,000 on 3/17/2010, 25,000 on 3/17/2011 and 25,000 on 3/17/2012.
	(h)	Options vest 50,000 on 3/20/2009 and 50,000 on 3/20/2010.
	(i)	Options vest 37,500 on 3/17/2009, 37,500 on 3/17/2010, 37,500 on 3/17/2011 and 37,500 on 3/17/2012.
(2)	The exercise price of the options granted prior to fiscal 2007 was equal to the average of the high and low stock prices for our common stock as reported in New York Stock Exchange (NYSE) –Composite Transactions for the date of grant. Beginning in fiscal 2007, the exercise price was determined using the closing price of the Company’s stock on the effective date of the grant.

Footnotes (continued)
(3)	The following footnotes set forth the vest dates for the outstanding stock awards (vesting generally depends upon continued employment):
	(a)	Award vests on 11/28/2009.
	(b)	Award vests 12,500 on 2/13/2009 and 12,500 on 2/13/2010.
	(c)	Award vests 62,500 on 1/16/2010 and 62,500 on 1/16/2011.
	(d)	Award vests 8,775 on 3/17/2010 and 8,776 on 3/17/2011.
	(e)	Award vests 100,000 on 2/1/2009 and 100,000 on 2/1/2010.
	(f)	Award vests 15,568 on 3/12/2009 and 15,569 on 3/12/2010.
	(g)	Award vests 22,865 on 3/17/2010 and 22,866 on 3/17/2011.
	(h)	Award vests on 11/28/2009.
	(i)	Award vests 25,000 on 2/2/2009 and 25,000 on 2/2/2010.
	(j)	Award vests 25,000 on 3/17/2010 and 25,000 on 3/17/2011.
	(k)	Award vests 12,327 on 3/17/2010 and 12,327 on 3/17/2011.
	(l)	Award vests 37,500 on 8/20/2010 and 37,500 on 8/20/2011.
	(m)	Award vests on 3/20/2009.
	(n)	Award vests 6,250 on 2/1/2009 and 6,250 on 2/1/2010.
	(o)	Award vests 62,500 on 11/27/2009 and 62,500 on 11/27/2010.
	(p)	Award vests 8,145 on 3/17/2010 and 8,146 on 3/17/2011.
	(q)	Award vests 62,500 on 11/18/2010 and 62,500 on 11/18/2011.
(4)	Represents the last closing price of our common stock as of January 31, 2009 ($11.28) multiplied by the number of stock awards.
(5)	(a) Represents the maximum number of shares that may be earned. Vesting of the maximum number of shares is contingent on achievement of cumulative reported net earnings goals for fiscal years 2008 through 2011 of equal to or greater than $5.86 billion, subject to adjustment for certain extraordinary items and other non-recurring events. Cumulative net earnings through fiscal 2008 prior to any adjustments was $967 million. (See “Long-Term Incentives,” beginning on page 27, for details.) In addition to the performance contingency, vesting of this award is contingent on continued service with the Company, and this restriction will lapse with respect to one-third of any earned shares on the fifth, sixth, and seventh year anniversaries of the grant date.
(6)	Represents the maximum number of stock awards multiplied by the last closing price of our common stock as of January 31, 2009 ($11.28). However, as described in footnote 5(a) above, no value will be realized unless these awards are earned.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2008, which ended on January 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Glenn Murphy	0	$0	0	$0
Sabrina Simmons	0	0	18,250	317,865
Marka Hansen	84,375	7,746	0	0
Arthur Peck	0	0	15,000	195,300
J. Tom Wyatt	0	0	10,000	213,700

Nonqualified Deferred Compensation

The table below provides information on the non-qualified deferred compensation activity for the named executive officers in fiscal 2008, which ended on January 31, 2009.

Name	Executive Contribution in Fiscal 2008 ($) (1)	Registrant Contributions in Fiscal 2008 ($) (2)	Aggregate Earnings (Loss) in Fiscal 2008 ($) (3)	Aggregate Withdrawals/ Distributions in Fiscal 2008 ($)	Aggregate Balance at Fiscal 2008 Year-End ($) (4)
Glenn Murphy	$60,000	$16,185	$(21,047)	$0	$80,132
Sabrina Simmons	2,337	0	(797)	0	1,539
Marka Hansen	241,962	26,800	49,246	0	2,921,426
Arthur Peck	491,401	18,304	(214,700)	0	400,789
J. Tom Wyatt	243,269	21,477	(52,773)	0	464,959

Footnotes
(1)	These amounts are included in the “Salary” column of the Summary Compensation Table.

(2)

Footnote (7)(d) to the Summary Compensation Table shows matching contributions under the Company’s Supplemental Deferred Compensation Plan (“SDCP”) for base salary deferrals representing the excess of the participant’s base pay over the current IRS qualified plan limit ($230,000 for calendar year 2008), which are matched at up to 4%, the same rate as is in effect under the Company’s 401(k) plan.

(3)	In fiscal 2008, no above-market or preferential interest rate options were available on deferred compensation.

(4)	A portion of these amounts were previously reported as deferred compensation in the Nonqualified Deferred Compensation and Summary Compensation tables in our 2006 and 2007 Proxy Statements.

Potential Payments Upon Termination

Severance Benefits — Glenn Murphy

On July 25, 2007, the Company and Glenn Murphy, our Chairman and CEO, executed an employment agreement in connection with Mr. Murphy joining the Company. The employment agreement was amended and restated on December 1, 2008 in response to Section 409A of the Internal Revenue Code (“Section 409A”), and was amended again on February 9, 2009 in connection with the change in Mr. Murphy’s salary described in the Compensation Discussion and Analysis section on page 24 (the “Employment Agreement”). The amended and restated Employment Agreement was filed as an exhibit to the Company’s Annual Report on Form 10-K, filed with the SEC on March 27, 2009. The Employment Agreement generally provides the following severance benefits, contingent on Mr. Murphy signing a release of claims:

Without a Change in Control: If Mr. Murphy is involuntarily terminated without Cause, or Mr. Murphy terminates his employment for Good Reason or due to a Material Diminution of Responsibilities, other than in connection with a Change in Control of the Company (each as defined in the Employment Agreement), he will be eligible for:

i.	His then current salary for twenty-four months (the “severance period”). Severance period payments will cease if Mr. Murphy accepts other employment or professional relationship with another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually, or if he breaches his obligations to the Company (e.g. duty to protect confidential information, agreement not to solicit Company employees). Severance period payments will be reduced by any cash compensation Mr. Murphy earns during the severance period from other employment or professional relationship with a non-competitor other than up to $500,000 per 12-month period earned for providing director and/or consulting services to a non-competitor while Mr. Murphy is unemployed.

ii.	A prorated bonus in the year of termination if earned, plus bonuses at an annual maximum of 150% of base salary if earned for the next two fiscal years, subject to cessation or offset as noted under paragraph (i) above.

iii.	Should Mr. Murphy elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium during the period in which he is receiving payments under paragraph (i) above.

iv.	Acceleration of 25% of the unvested portion of the stock options granted on his start date.

Following a Change in Control: If Mr. Murphy is involuntarily terminated without Cause in connection with or within twelve months after a Change in Control of the Company, he terminates his employment for Good Reason within twelve months after a Change in Control, or he terminates his employment due to a Material Diminution of Responsibilities within 30 days after the six month anniversary of a Change in Control (each as defined in the Employment Agreement), he will be eligible for:

i.	A lump sum equivalent to his then current salary for twenty-four months.

ii.	A prorated bonus in the year of termination if earned plus bonuses at an annual maximum of 150% of base salary if earned for the next two fiscal years.

iii.	Should Mr. Murphy elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium.

iv.	Acceleration of any unvested portion of the stock options granted to him on his start date with the Company.

v.	If the termination is after fiscal year 2009, acceleration of a portion of the performance share award granted to him on his start date with the Company if the prorated performance metrics set forth in that award have been met.

The table below shows the amounts that Mr. Murphy would be eligible for in a non-Change in Control scenario and in a Change in Control scenario under the agreement described above, assuming that the termination occurred on January 31, 2009, the last day of our 2008 fiscal year.

Potential Severance Payment Eligibility for Glenn Murphy Assumes termination date of January 31, 2009
Description	No Change in Control (as defined in Employment Agreement)	Change in Control (as defined in Employment Agreement)
Cash Payments Related to Salary (1)	$3,000,000	$3,000,000
Cash Payments Related to Bonus	7,516,397	7,516,397
Health Benefits	21,870	21,870
Stock Option Vesting Acceleration (2)	0	0
Stock Award Vesting Acceleration	0	0
Total	10,538,267	10,538,267

Footnotes
(1)	Does not include the deferred compensation that Mr. Murphy would also be entitled to receive upon termination, as described in the Nonqualified Deferred Compensation section, above.
(2)

All of Mr. Murphy’s options that were eligible for acceleration on January 31, 2009 were “out-of-the-money” on that date (i.e., the exercise price was greater than the last closing price of our common stock as of that date).

Severance Benefits — Sabrina Simmons, Marka Hansen, Arthur Peck, and J. Tom Wyatt

The Company entered into agreements with Ms. Simmons, Ms. Hansen, Mr. Peck and Mr. Wyatt providing for certain severance benefits in the case of an involuntary termination other than for Cause (as defined in the agreements). Ms. Simmons’ agreement was filed as an exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on February 12, 2008. Ms. Hansen’s and Mr. Peck’s agreements were filed as exhibits to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on June 12, 2007. Mr. Wyatt’s agreement was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on December 9, 2008.

The Company amended the severance provisions of the agreements described above in late 2008 in response to Section 409A and to extend certain severance benefits beyond a February 2009 expiration date. These amendments were filed as exhibits to the Company’s Annual Report on Form 10-K, filed with the SEC on March 27, 2009. The amended agreements generally provide that if the executive is terminated other than for cause prior to February 13, 2012, the executive will receive:

i.	The executive’s then current salary for eighteen months (the “severance period”). Severance period payments will cease if the executive accepts other employment or professional relationship with another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually, or if the executive breaches his or her obligations to the Company (e.g. duty to protect confidential information, agreement not to solicit Company employees). Severance period payments will be reduced by any compensation the executive receives during the severance period from other employment or professional relationship with a non-competitor.

ii.	Should the executive elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium during the period in which the executive is receiving payments under paragraph (i) above.

iii.	During the period in which the executive is receiving payments under paragraph (i) above, reimbursement for his or her costs to maintain the financial counseling program the Company provides to senior executives.

In addition, if the executive had been terminated other than for cause prior to February 13, 2009, the executive would have received the vesting of the number of stock options and stock awards that otherwise would have vested from the date of termination up to and including the date 18 months from the termination date. These provisions were not applicable to any stock options or stock awards that have performance-based vesting.

The table below shows the amounts that Ms. Simmons, Ms. Hansen, Mr. Peck and Mr. Wyatt would have been eligible to receive under the agreements described above assuming that they had been terminated without cause on January 31, 2009, the last day of our 2008 fiscal year. Securities and Exchange Commission rules require that we use January 31, 2009 as the assumed termination date for purposes of this disclosure; however, as described above, after February 13, 2009, the listed executives were no longer entitled to the stock option or stock award vesting acceleration detailed in the table below.

Potential Severance Payment Eligibility for Sabrina Simmons, Marka Hansen, Arthur Peck and J. Tom Wyatt Assumes termination date of January 31, 2009
Description	Ms. Simmons	Ms. Hansen	Mr. Peck	Mr. Wyatt
Cash Payments (1)	$1,012,500	$1,350,000	$1,125,000	$1,350,000
Health Benefits	16,094	11,877	16,403	11,877
Financial Counseling	20,250	20,250	20,250	20,250
Stock Option Vesting Acceleration (2)	0	0	0	0
Stock Award Vesting Acceleration (3)	1,128,282	2,865,143	1,154,248	1,050,675
Total	2,177,126	4,247,270	2,315,901	2,432,802

Footnotes

(1)

Cash payments represent income continuation for 18 months. The amounts do not include the deferred compensation these executives would also be entitled to receive upon termination, as described in the Nonqualified Deferred Compensation section, above.

(2)

All of the named executives’ options that were eligible for acceleration on January 31, 2009 were “out-of-the-money” on that date (i.e., the exercise price was greater than the last closing price of our common stock as of that date). As of February 13, 2009, these named executives were no longer entitled to stock option acceleration.

(3)

Reflects the value of all unvested stock awards that would have become vested on the assumed termination date based on the last closing price of our common stock as of that date. As of February 13, 2009, these named executives were no longer entitled to stock award acceleration.

Death, Disability or Retirement

Each of our named executive officers is entitled to the following additional death, disability or retirement benefits:

i.	Executive supplemental long-term disability insurance, which increases income replacement to 50% of base salary up to a maximum payment of $25,000 per month.

ii.	Life insurance, provided to employees at the Director level and above, which provides coverage of three times base salary up to a maximum of $2 million.

iii.	Upon retirement after the age of 60, our standard forms of stock option and stock award agreements provide for accelerated vesting of any unvested shares under awards that have been outstanding for at least a year. None of our named executive officers was old enough to be eligible for retirement-based accelerated vesting as of January 31, 2009, the last day of our 2008 fiscal year.

iv.	Upon death, our standard forms of stock option and stock award agreements provide for accelerated vesting of any unvested shares under awards that have been outstanding for at least a year. The table below shows the value of all unvested options and unvested stock awards that would have become vested in the event of the named executive’s death on January 31, 2009, the last day of our 2008 fiscal year.

Potential Accelerated Vesting Eligibility for Named Executive Officers Assuming the Executive had Died on January 31, 2009
Description	Mr. Murphy	Ms. Simmons	Ms. Hansen	Mr. Peck	Mr. Wyatt
Stock Option Vesting Acceleration (1)	$0	$0	$0	$0	$0
Stock Award Vesting Acceleration (2) (3)	0	1,734,300	2,607,225	733,200	1,663,800
Total	0	1,734,300	2,607,225	733,200	1,663,800

Footnotes

(1)

All of the named executives’ options that were eligible for acceleration on January 31, 2009 were “out-of-the-money” on that date (i.e., the exercise price was greater than the last closing price of our common stock as of that date).

(2)

Reflects the value of all unvested stock awards that would have become vested assuming the named executives had died on January 31, 2009, based on the last closing price of our common stock as of that date.

(3)

Mr. Murphy’s Performance Share award, described in footnote (5)(a) to the Outstanding Equity Awards at Fiscal Year End table, would not have been eligible for accelerated vesting in the event that Mr. Murphy had died on January 31, 2009 because its performance condition has not yet been satisfied. Accordingly, it is not included in this table.

Equity Compensation Plan Information

The following table provides information as of January 31, 2009 about shares of our common stock which may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our Board of Directors under all of our equity compensation plans, including the 2006 Long-Term Incentive Plan, the 2002 Stock Option Plan, the Employee Stock Purchase Plan, the Nonemployee Director Deferred Compensation Plan (terminated in September 2005) and the UK Employee Stock Purchase Plan.

Equity Plan Summary
	Column (A)		Column (B)	Column (C)
Plan Category	Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Securities Remaining Available for Future Issuances Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity Compensation Plans Approved by Security Holders (1)	31,298,356	(2)	$20.26	91,910,554	(3)
Equity Compensation Plans Not Approved by Security Holders (4)	13,033,261	(5)	22.71	839,084
Total	44,331,617		21.18	92,749,638

Footnotes

(1) These plans consist of our 2006 Long-Term Incentive Plan (the “2006 Plan”) and Employee Stock Purchase Plan (the “ESPP”).

(2)    This number excludes 580,808 shares that were issued at the end of the most recent ESPP purchase period, which began on December 1, 2008 and ended on February 27, 2009, after the end of our 2008 fiscal year. This number also excludes shares that may be issued upon satisfaction of performance targets under our annual incentive bonus plan program because the number of shares that could be issued will be based upon the per share value of our stock on the ultimate date of grant.

(3) This number includes 10,259,290 shares that were available for future issuance under the ESPP at the end of our 2008 fiscal year, including the 580,808 shares described in footnote 2, above.

(4)    These plans consist of the 2002 Stock Option Plan, the Nonemployee Director Deferred Compensation Plan (terminated in September 2005) and the UK Employee Stock Purchase Plan (the “UK Plan”), which are described below.

(5)    Rights to purchase shares for the current purchase period under the UK Plan began accruing on November 3, 2008; however, the number of shares to be issued and the purchase price will not be known until after April 30, 2009 (the next purchase date).

Our 2006 Long-Term Incentive Plan and our Employee Stock Purchase Plan were approved by our shareholders. The three plans described below were not required to be approved by our shareholders.

•	2002 Stock Option Plan

Our Board of Directors originally approved the 2002 Stock Option Plan (the “2002 Plan”), formerly known as “Stock Up On Success, The Gap, Inc.’s Stock Option Bonus Program,” effective as of January 1, 1999. The 2002 Plan was intended to increase incentives and to encourage share ownership on the part of eligible non-officer regular employees of the Company and its affiliates by providing limited grants of nonqualified stock options to such employees. In May 2006, the 2002 Plan was discontinued for new grants following the approval of our amended and restated 2006 Long-Term Incentive Plan by our shareholders at the 2006 Annual Meeting. Shares that were then available under the 2002 Plan transferred to the 2006 Long-Term Incentive Plan. Any outstanding awards under the 2002 Plan remain subject to the terms and conditions under the 2002 Plan. A total of 12,966,510 awards remained outstanding under the 2002 Plan as of January 31, 2009.

•	Nonemployee Director Deferred Compensation Plan

The Board of Directors originally approved the Nonemployee Director Deferred Compensation Plan (the “Director Plan”) effective as of August 26, 1997; it was most recently amended and restated effective as of December 9, 2003. In response to Section 409A of the Internal Revenue Code and proposed regulations issued thereunder, the Company suspended use of the Director Plan in January 2005 and then terminated it in September 2005. The Director Plan was intended to increase incentives and to encourage share ownership on the part of non-employee directors, to provide them with the opportunity to defer compensation on a pre-tax basis, and to further the growth and profitability of the Company. A total of 66,751 stock options remained outstanding under the Nonemployee Director Deferred Compensation Plan as of January 31, 2009.

•	UK Employee Stock Purchase Plan

The Board of Directors approved the UK Employee Stock Purchase Plan (the “UK Plan”) effective as of September 2000. The UK Plan is intended to enable eligible employees in the United Kingdom to acquire shares, thereby giving them a continuing stake in the Company. Under the UK Plan, all eligible employees may purchase shares at a price equal to the lower of the market value of a share on the first or last day of each six-month purchase period. “Market Value” generally means the closing price of a share on the New York Stock Exchange. We also provide each participant a match of one share for every seven shares purchased under the UK Plan. Participants generally must hold any matching shares received under the UK Plan for at least three years. Participants pay for their share purchases under the UK Plan through payroll deductions of between £10 to £125 per month, not to exceed the lesser of £750 per six-month purchase period or 10% of their eligible salary per tax year (as defined in the UK Plan). A total of 1,000,000 shares previously have been reserved for issuance under the UK Plan, of which 839,084 remain available as of January 31, 2009 for future issuance. (£ is the currency symbol for the United Kingdom pound).

OTHER INFORMATION

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. The Compensation and Management Development Committee’s charter requires that the members of that Committee, all of whom are independent directors, approve all of the Company’s executive compensation policies and programs and all compensation awarded to executive officers. The Audit and Finance Committee’s charter requires that the members of the Audit and Finance Committee, all of whom are independent directors, review and approve transactions with the Company involving management and/or members of the Board of Directors that are not otherwise subject to the approval of the Compensation and Management Development Committee and would require disclosure under Securities and Exchange Commission rules. In the event a transaction involves a committee member, that member will recuse him or herself from the approval of the transaction.

In addition, the Audit and Finance Committee oversees the Company’s Corporate Compliance Program, which includes procedures for the (i) receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (ii) confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters and other matters under the Company’s Code of Business Conduct.

Certain Relationships and Related Transactions

The Audit and Finance Committee of the Board reviewed and approved the terms of agreements to lease to Doris F. Fisher, Director, and Donald G. Fisher a total of approximately 27,000 square feet of space in our One Harrison and Two Folsom San Francisco headquarter locations primarily to display portions of their personal art collection. The agreements provide for base rent ranging from $30.00 to $42.35 per square foot per year over a 15-year term. Rental income from this leased space for fiscal 2008 was approximately $1 million. We believe that these rental rates were at least competitive when the agreements were entered into. The agreements also provide us and our employees significant benefits, including use of the space on a regular basis for corporate functions at no charge.

In February 2008, in connection with the Board of Directors’ authorization of a $1 billion share repurchase program, we entered into purchase agreements with individual members of the Fisher family. The Fisher family shares were purchased each month at the same weighted average market price that we paid for share repurchases in the open market. During fiscal 2008, approximately 7 million shares were repurchased for $117 million from the Fisher family pursuant to these agreements. As of January 31, 2009, $21 million was payable to the Fisher family for these share repurchases. In total, we expect that approximately $158 million, or 16%, of the $1 billion share repurchase authorization will be purchased from the Fisher family under these agreements.

By Order of the Board of Directors,

Michelle Banks

Corporate Secretary

This Proxy Statement is printed on paper manufactured from well-
managed forests, controlled sources, and recycled wood or fiber. Soy ink, rather than petroleum-based ink, is used throughout. We encourage you to recycle this document when you are finished with it.

Gap Inc.

Proxy	Gap Inc.

Annual Meeting of Shareholders — May 19, 2009

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Glenn Murphy, Michelle Banks and Sabrina Simmons, or any of them, each with full power of substitution, as proxies to vote, in accordance with the instructions set forth in this Proxy, all shares of common stock of The Gap, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 19, 2009 at 10:00 a.m. local time in San Francisco, California, and any postponements and adjournments thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

IMPORTANT — This proxy must be signed and dated on the reverse side.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF NO CHOICES ARE INDICATED, THE SHARES COVERED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2, AND, WITH RESPECT TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

See reverse for voting instructions.

COMPANY #
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
ADDRESS BLOCK

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

      INTERNET – www.eproxy.com/gps

              Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 18, 2009.

     PHONE – 1-800-560-1965

              Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 18, 2009.

       MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.
1. Election of directors:	01 Adrian D.P. Bellamy	05 Bob L. Martin	09 Mayo A. Shattuck III		☐ Vote FOR	☐ Vote WITHHELD
	02 Domenico De Sole	06 Jorge P. Montoya	10 Kneeland C. Youngblood		all nominees	from all
	03 Donald G. Fisher	07 Glenn K. Murphy			(except as marked)	nominees
	04 Robert J. Fisher	08 James M. Schneider

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the selection of Deloitte & Touche LLP as the registered public accounting firm for the fiscal year ending January 30, 2010.				☐ For	☐ Against	☐ Abstain

3. Such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change? Mark Box ☐ Indicate changes below:					Date

Signature(s) in Box

NOTE: Please sign exactly as your name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.